As filed with the United States Securities and Exchange Commission on January 4, 2018

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U-MIND SPACE, INC.
(Exact name of registrant as specified in its charter)

Wyoming	8742	45-4924646
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3699 Wilshire Blvd., Suite 1210, Los Angeles, CA 90010
408-402-1573
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sehee Lee
Jae Yoon Chung
3699 Wilshire Blvd., Suite 1210, Los Angeles, CA 90010
408-402-1573
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Parkinson Lloyd, Esq.
Kirton McConkie, P.C.
50 East South Temple, Suite 400
Salt Lake City, Utah 84111
(801) 328-3600

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2) (3)
Common Stock, no par value	5,940,400	0.003	$17,822	$3
Total	5,940,400	0.003	$17,822	$3

(1) Consisting of 5,940,400 shares of common stock of U-Mind Space, Inc. (the "Company"), owned by Sehee Lee, the Chairman of the Board of Directors of the Company, to be registered for distribution to certain listed individuals.  No payment will be made by any recipient of the shares to either Mr. Lee or the Company.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on prior sales of common stock of the Company at a price of $0.003 per share, which was the price paid by a third-party purchaser to the Company in August 2017 for controlling shares of the Company. The Company has not had any third-party sales and there is currently no market for the Company's common stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

The information in this prospectus is not complete and may be changed.  We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2018

5,940,400 Shares

U-MIND SPACE, INC.

Common Stock
For a Distribution to Certain Individuals Listed Herein

Sehee (Kevin) Lee, the Chairman of the Board of Directors of U-Mind Space, Inc., a Wyoming corporation (the "Company"), is distributing to certain individuals named herein (collectively, the "Recipients") an aggregate of 5,940,400 shares of the Company's common stock common stock owned by Mr. Lee.  The Recipients will receive between 1,000 and 92,000 shares of the Company's common stock (subject to adjustment for stock splits or other changes in the number of issued and outstanding shares of common stock of the Company prior to the effective date of the distribution). No fractional shares will be issued.  The record date for the distribution will correspond to the effective date of the registration statement. Distribution of the Company's common stock to the Recipients will be made within 30 days of the date of the final prospectus.

Mr. Lee may be an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of the Company's common shares to the Recipients. The Recipients receiving shares in the distribution also may be considered underwriters within the meaning of the Securities Act of 1933 in connection with the resale of the distributed shares.

There is currently only a limited public market for the Company's securities.  The common stock is very thinly traded.

______________________________

Investing in our common stock involves a high degree of Risk.
See "Risk Factors" beginning on page 7.
___________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is January ____, 2018.

U-MIND SPACE, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Until [90 days from distribution date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" beginning on page 5, and our financial statements and the notes to the financial statements included elsewhere in this prospectus. As used throughout this prospectus, the terms "U-Mind ", the "Company", "we," "us," or "our" refer to U-Mind Space, Inc.

General

Universal Mind ("U-Mind") is a project created to take advantages of the recent prosperous advancements in Information Communication Technology ("ICT"), to create a global society of the like-minded communities. The Company calls it the "U-Mind Space."

Company Information

Organization

U-Mind Space, Inc., a Wyoming corporation, was incorporated on March 26, 2012, under the name Orion Financial Group, Inc. ("Orion").  Orion originally sought to provide strategic financial consulting services to companies requiring advice in the area of corporate growth strategies. Additionally, Orion sought to provide financing alternatives to executives that seek to purchase (buy-side), divest (sell-side), or recapitalize their public or private company. More specifically, Orion intended to provide consulting services across industry sectors to companies that have revenues between $2.5 million and $100 million.

On November 25, 2013, Orion filed Articles of Amendment with the Secretary of State of Wyoming, increasing the number of authorized shares of Common Stock from 100,000,000 to 250,000,000. Subsequently, on April 25, 2014, Orion filed Articles of Amendment with the Secretary of State of Wyoming, authorizing 5,000,000 shares of Preferred Stock, par value $0.001 per share, designated as Series A Voting Preferred Stock.

On May 9, 2017, Orion filed Articles of Amendment with the Secretary of State of Wyoming, increasing the number of authorized shares of Common Stock from 250,000,000 to 255,000,000 and decreasing authorized shares of Preferred Stock from 5,000,000 to none.

Between inception and August 2017, Orion had limited operations.

Change of Control; U-Mind Club; Sehee Lee

On August 21, 2017, Joshua Nadav, the Chief Executive Officer, Chief Financial Officer, and majority controlling stockholder of Orion, entered into a Share Purchase Agreement (the "SPA") with U-Mind Club, Inc., a California corporation ("Club"). The SPA was a result of a privately negotiated transaction and on August 31, 2017, in connection with the closing of the SPA, the control block of voting stock of Orion Financial Group, Inc., represented by Mr. Nadav's 93,522,000 shares of common stock (the "Shares") was transferred to Sehee Lee, Chairman of the Board of Directors of Club for $275,000 which resulted in a change of control of Orion. The source of the cash consideration for the Shares was corporate funds from Club.

Effective upon the closing date of the SPA, Joshua Nadav resigned from his positions as President, CEO, CFO, Secretary, Treasurer, and Chairman of the Board of Directors, and released Orion from all accounts payable and loans due to related parties. Further, effective as of the same closing date, Joshua Nadav appointed Sehee Lee as Chairman of the Board of Directors and Jae Yoon Chung as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of Orion Financial Group, Inc.

On September 12, 2017, the newly appointed board of directors adopted a resolution approving Articles of Amendment effectuating (i) a name change from Orion to U-Mind Space, Inc. ("U-Mind" or the "Company"); (ii) a decrease in the number of shares of common stock that the Company is authorized to issue from Two Hundred Fifty Five Million (255,000,000) to Two Hundred Fifty Million (250,000,000); (iii) an increase in the number of shares of Preferred Stock that the Company is authorized to issue from zero (0) to Five Million (5,000,000); (iv) a change in the par value of Common Stock from $0.001 to $0.0001; and (v) a one (1) for forty (40) reverse stock split of the Corporation's outstanding Common Stock to which every forty (40) shares of outstanding old Common Stock of the Corporation were converted into one (1) share of new Common Stock.

Subsequently, on September 13, 2017, pursuant to majority stockholder consent, the Company filed Articles of Amendment with the Wyoming Secretary of State, to effectuate (i) a name change of the Corporation to U-Mind Space, Inc., (ii) a decrease in the number of shares of common stock that the Corporation is authorized to issue from Two Hundred Fifty Five Million (255,000,000) to Two Hundred Fifty Million (250,000,000), (iii) an increase in the number of shares of Preferred Stock that the Corporation is authorized to issue from none (0) to Five Million (5,000,000), (iv) a change in the par value of Common Stock from $0.001 to $0.0001 and (v) a one (1) for forty (40) reverse stock split of the Corporation's outstanding Common Stock to which every forty (40) shares of outstanding old Common Stock of the Corporation was converted into one (1) share of new Common Stock, effective September 28, 2017.

Our principal executive offices are located at 3699 Wilshire Blvd., Suite 1210, Los Angeles, CA 90010, and our telephone number is 408-402-1573.  Our website address is www.u-mind.space. PLEASE NOTE: The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

Risk Factors

We face numerous risks that could materially affect our business, results of operations or financial condition. The most significant of these risks include the following:

-
As a direct selling company, our Members could fail to comply with applicable legal requirements or our distributor policies and procedures, which could result in claims against us that could harm our business.

-
We anticipate that a substantial portion of our business will be conducted in foreign markets, exposing us to the risks of trade or foreign exchange restrictions, increased tariffs, foreign currency fluctuations, disruptions or conflicts in our Vendor Member's operation in their business boundary and similar risks associated with foreign operations, includes but not limited to the third party suppliers of the U-Life products.

-	If we are unable to retain Members or attract additional Members, our revenue will not increase and may even decline.

-
Laws and regulations may prohibit or severely restrict direct selling and cause our revenue and profitability to decline, and regulators could adopt new regulations that negatively impact our business.

-
Our direct selling program could be found to be not in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business in these markets and harm our financial condition and operating results.

-	There is no assurance a market for our shares will ever develop or that the shares received in the distribution will ever have any market value.

-	Weakness in the United States and international economies may harm our business and limit our access to capital and financing needed to expand our business.

 For further discussion of these and other risks, see "Risk Factors," beginning on page 7.

The Distribution Transaction

A total of 119,669,025 shares of our common stock are owned by Mr. Sehee (Kevin) Lee, our Chairman. Of those shares, an aggregate of 5,940,400 shares (the "Shares") will be distributed by Mr. Lee (the "Distribution") pursuant to this prospectus to certain individuals named herein (collectively, the "Recipients").  The distribution is being undertaken to recognize the early members of a prior entity where Mr. Lee developed the U-Mind Space and the Company's business strategy, including the direct selling concepts embodied in the Company's compensation plan and structure. As a result of the Distribution, we will obtain a significant number of shareholders, which management anticipates will help develop a broader market for the public trading of our common stock. Additionally, management believes that this will improve our access to the capital markets for additional growth capital. See "Distribution Summary" at page 9. We can offer no assurances that an active market for our securities will develop.

Mr. Lee has indicated that he intends to distribute the Shares to the Recipients within 30 days after the registration statement is declared effective. Neither we nor Mr. Lee will receive any proceeds from the Distribution of these Shares.  The Company will pay the expenses of the Distribution of the Shares under this prospectus, which include primarily the fees of our transfer agent, totaling approximately $20,000.   The Company will pay the costs of registering the distribution of the shares, including the legal and accounting fees incurred in connection with the preparation and filing of this registration statement, estimated to total approximately $50,000.

About This Distribution

This prospectus relates to a total of 5,940,400 shares of the Company's common stock being distributed to the Recipients discussed in more detail below.  No other securities are covered by this prospectus.

Estimated Use of Proceeds

Neither the Company nor Mr. Lee will receive any proceeds resulting from the Distribution of the Shares held by Mr. Lee.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, for information regarding the risks associated with our business and ownership of our stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any of these cases, the market price of our common stock could decline.

Risks Relating to Our Company

Our Members could fail to comply with applicable legal requirements or our distributor policies and procedures, which could result in claims against us that could harm our business.

Our Members will be independent contractors and, accordingly, we are not in a position to directly provide the same oversight, direction and motivation as we would if they were our employees. As a result, there can be no assurance that our Members will comply with applicable laws or regulations or our distributor policies and procedures, participate in our marketing strategies or plans, or accept our introduction of new products.

Extensive federal, state, local and international laws regulate our business, products and direct selling activities. Because we plan to expand into foreign countries, our policies and procedures for our Members may differ slightly in some countries due to the different legal requirements of each country in which we do business. Some of these activities may not be deemed to be fully compliant with all regulatory requirements and the Company could be subject to related fines, penalties and other assessments. It can be difficult to enforce these policies and procedures if we have a large number of Members. Activities by our Members that violate applicable laws or regulations could result in government or the third party actions against us, which could harm our business. In addition, violations by our Members of our policies and procedures could reflect negatively on our products and operations and harm our business reputation. In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our Members.

Our business and stock price may be adversely affected if our internal control over financial reporting is not effective.

As a public company, we are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act) requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and provide a management report on the internal controls over financial reporting, which must be attested to by our independent registered public accounting firm.

We have not yet adopted, and are in the process of adopting, various measures that are designed to remediate the material weakness in our internal control over financial reporting. We are developing and implementing new control policies and procedures regarding the international business policies, practices, monitoring and training for each country outside the U.S. in which we do business. These remedial measures are subject to ongoing review by our management, including our Chief Executive Officer and Chief Financial Officer, as well as oversight by our audit committee. Although we plan to complete this remediation process as quickly as possible, the material weakness will not be considered remediated until the applicable remedial controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. As a result, we cannot, at this time, estimate when such remediation will be completed. We also cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not exist in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

If we do not adequately manage our financial reporting and internal control systems and processes, our ability to manage and grow our business may be harmed.

Our ability to implement our business plan and comply with regulations requires an effective planning and management process and there is no assurance that we can effectively implement an effective process. We expect that we will need to improve existing operational and financial systems, procedures and controls, and implement new ones, to manage our future business effectively. Any implementation delays, or disruption in the transition to new or enhanced systems, procedures or controls, could harm our ability to forecast sales, manage our supply chain, and record and report financial and management information on a timely and accurate basis.

An inability to properly motivate and manage our Members could harm our business.

Motivating our Members and providing them with appropriate resources, including technology, tools, and training, are important to the growth and success of our business. From time to time, we may face challenges in motivating and managing our Members. The loss of key Members due to various factors including, but not limited to, voluntary termination or involuntary termination or suspension resulting from non-compliance with our policies and procedures, could distract our distributors and disrupt our business. If we fail to properly manage any discord among our leading Members in our target markets, we could lose additional leaders, including to competing direct selling companies, which could have a significant negative impact on our revenue. Our inability to properly manage these and other distractions may have a negative impact on our business.

We may not be successful in expanding our operations.

We may not be successful in expanding our operations. We have not yet commenced running the online shopping mall fully by the name of the Company, and we have limited experience in bringing in members to sell products through direct selling compared to other companies in our industry. As such, we may have limited insight into trends, disruptions and other factors that may emerge and affect our business. For example, from time to time, we may be obliged to terminate one or more of our Members for actions contrary to their contractual obligations with us. Additionally, we may not be successful in keeping our leading Members focused and motivated or in aligning their goals with the goals of our company. We also have limited experience expanding into new geographic markets. Although we are seeking to continue our expansion, if we fail to effectively expand our operations into additional markets, we may be unable to generate consistent operating profit growth in future periods.

We may not succeed in growing existing markets or opening new markets.

We anticipate having international operations in Japan, Korea and China as well as in the United States. We believe that our ability to achieve future growth is dependent in part on our ability to effectively expand into new international markets. We must overcome significant regulatory and legal barriers before we can begin marketing in any international market. Also, before marketing commences in a new country or market, it is difficult to assess the extent to which our products and sales techniques will be accepted or successful in any given country. In addition to significant regulatory barriers, we may also encounter problems conducting operations in new markets with different cultures and legal systems from those encountered elsewhere. We may be required to reformulate one or more of our products before commencing sales of that product in a given country. Once we have entered a market, we must adhere to the regulatory and legal requirements of that market. We may not be able to obtain and retain necessary permits and approvals in new markets, or we may have insufficient capital to finance our expansion efforts in a timely manner.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption in these systems could adversely affect our business.

We depend on our information technology, or IT, systems to manage numerous aspects of our business, including our finance and accounting transactions, to manage our Members compensation plan and to provide analytical information to management. Our IT systems are an essential component of our business and growth strategies, and a serious disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, security breaches and computer viruses. Any disruption could cause our business and competitive position to suffer and adversely affect our business and operating results. In addition, if we experience future growth, we will need to scale or change some of our systems to accommodate the increasing number of Members and other customers.

Cyber security risks and the failure to maintain the integrity of data belonging to our company, employees, Members, and preferred customers could expose us to data loss, litigation and liability, and our reputation could be significantly harmed.

We collect and retain large volumes of data relating to our business and from our employees, Members, and preferred customers for business purposes, including for transactional and promotional purposes, and our various information technology systems enter, process, summarize and report such data. The integrity and protection of this data is critical to our business. We are subject to significant security and privacy regulations, as well as requirements imposed by the credit card industry. Maintaining compliance with these evolving regulations and requirements could be difficult and may increase our expenses. In addition, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss or fraudulent or unlawful use of data relating to our company or our employees, Members or preferred customers, which could harm our reputation, disrupt our operations, or result in remedial and other costs, fines or lawsuits.

We anticipate that a substantial portion of our business will be conducted in foreign markets, exposing us to the risks of trade or foreign exchange restrictions, increased tariffs, foreign currency fluctuations, disruptions or conflicts in our Vendor Member's operation in their business boundary and similar risks associated with foreign operations, includes but not limited to the third party suppliers of the U-Life products.

We anticipate that a substantial portion of our sales will be generated outside the United States. If we are successful in entering foreign markets, we anticipate that the percentage of our sales generated outside the United States will increase. There are substantial risks associated with foreign operations. For example, a foreign government may impose trade or foreign exchange restrictions, increased tariffs or other legal, tax, customs or other financial burdens on us or our Members, due, for example, to the structure of our operations in various markets. Any such actions could negatively impact our operations and financial results. We are also exposed to risks associated with foreign currency fluctuations. For instance, in preparing our financial statements, we translate revenue and expenses in our markets outside the United States from their local currencies into U.S. Dollars using weighted average exchange rates. If the U.S. Dollar strengthens relative to local currencies, our reported revenue, gross profit and net income will likely be reduced. Foreign currency fluctuations can also result in losses and gains resulting from translation of foreign currency denominated balances on our balance sheet. Additionally, purchases from suppliers are generally made in U.S. Dollars while sales to distributors are generally made in local currencies. Accordingly, strengthening of the U.S. Dollar versus a foreign currency could have a negative impact on us. Specifically, because we anticipate that a significant percentage of our revenues will initially be generated in Japan, strengthening of the U.S. Dollar versus the Japanese yen has had and could continue to have an adverse impact on our financial results. Although we may engage in transactions intended to reduce our exposure to foreign currency fluctuations, there can be no assurance that these transactions will be effective. Given the complex global political and economic dynamics that affect exchange rate fluctuations, it is difficult to predict future fluctuations and the effect these fluctuations may have upon future reported results or our overall financial condition.

Additionally, we may be negatively impacted by conflicts with or disruptions caused or faced by third party importers, as well as conflicts between such importers and local governments or regulatory agencies. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries.

Global economic conditions could harm our business.

Global economic conditions continue to be challenging and unpredictable. Consumer confidence and spending have declined in recent years and the global credit crisis has limited access to capital for many companies and consumers. The global economic downturn could adversely impact our business by causing a decline in demand for our products, particularly if the economic conditions are prolonged or worsen. In addition, poor global economic conditions may adversely impact access to capital for us and our suppliers, may decrease Members' ability to obtain or maintain credit, and may otherwise adversely impact our operations and overall financial condition.

If we are unable to maintain the appropriate level of internal controls, our shareholders could lose confidence in our financial reporting and our stock price could suffer.

Following the acquisition of control of the Company in September 2017, we have not yet implemented updated internal controls to help ensure the accuracy of our financial reporting and have implemented internal controls to comply with Section 404 of the Sarbanes-Oxley Act of 2002. We plan to regularly audit our internal controls and various aspects of our business and to regularly assess the effectiveness of our internal controls. There can be no assurance, however, that these internal or external assessments and audits will identify all significant or material weaknesses in our internal controls. Any failure to correct a weakness in internal controls could result in the disclosure of a material weakness. We also cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not exist in the future.

If we are to expand our product offerings, we may need to raise additional capital.

Although we plan to introduce the U-Life Product line to our Online Mall, we anticipate that we primarily will depend on the monthly Service Fees to participate in the Online Mall for our revenue. We may decide to expand our product portfolio and may seek to do so by acquiring products by license or through product or company acquisitions. If cash generated from operations is insufficient to satisfy our requirements in this regard, we may need to raise additional capital, which may be dilutive to our existing shareholders. If we are unable to raise additional required capital in a timely manner, we could be forced to reduce our growth plans.

Risks Relating to Our Business and Industry

If we are unable to retain Members or attract additional Members, our revenue will not increase and may even decline.

Our Members may terminate their services at any time, and we can terminate Members for conduct violative of our policies and procedures. As such, like most direct selling companies, we may experience turnover among Members. The departure for any reason of one of our leading Members can be a major disruption to other Members and can have a significant negative impact on our operating results. Members who join our company to purchase our products for personal consumption or for short-term income goals may only stay with us for a short time. While we take steps to help train, motivate, and retain Members, we cannot accurately predict the number or productivity of our Members.

Our operating results will be harmed if we and our leading Members do not generate sufficient interest in our business to retain existing Members and attract new Members. The number and productivity of our Members could be harmed by several factors, including:

•	any adverse publicity regarding us, our products, our distribution channel, or our competitors;

•	non-compliance by our Members with applicable legal requirements or our policies and procedures;

•	lack of interest in existing or new products or their failure to achieve desired results;

•	lack of a compelling business opportunity sufficient to generate the interest and commitment of new Members;

•	any changes we might make to our Members compensation plan;

•	any negative public perception of our company or our products or their ingredients;

•	any negative public perception of our Members and direct selling business in general;

•	our actions to enforce our policies and procedures;

•	any efforts to sell our products through competitive channels;

•	any regulatory actions or charges against us or others in our industry; and

•	general economic and business conditions.

Although our Members will be independent contractors, improper actions that violate laws or regulations could harm our business.

Our Members will not be employees and will act independent of us. However, activities by our Members that violate applicable laws or regulations could result in government or third-party actions against us, which could harm our business. Our Members will be required to agree to abide by our strict policies and procedures designed to ensure our Members will comply with legal requirements. We do not yet have a compliance department that addresses violations of our Members when they become known to us, but we anticipate creating a compliance department as business conditions permit. However, given the anticipated size of our network, we believe that we may experience problems with Members violating our policies and procedures from time to time and are not always able to discover or remedy such violations.

One of our most significant areas of risk with respect to Members activities relates to improper product claims and claims regarding the business opportunity of being an Members. Any determination by the Federal Trade Commission, any state agency or other similar governmental agency outside the United States that we or our Members are not in compliance with applicable laws could materially harm our business. Even if governmental actions do not result in rulings or orders against us, they could create negative publicity that could detrimentally affect our efforts to recruit or motivate Members and attract customers or lead to consumer lawsuits against us. As we experience growth in the number of our Members, we anticipate that we may see an increase in sales aids and promotional material being produced by Members in some markets. This places an increased burden on us to monitor compliance of such materials and increases the risk that such materials could contain problematic product or marketing claims in violation of our policies and applicable regulations. As we expand internationally, our Members may attempt to anticipate additional new markets that we may enter in the future and begin marketing and sponsoring activities in markets where we are not qualified to conduct business. These activities could subject us to legal or regulatory claims or actions, which could result in fines, penalties or negative publicity, any of which could have an adverse impact on our business.

Laws and regulations may prohibit or severely restrict direct selling and cause our revenue and profitability to decline, and regulators could adopt new regulations that negatively impact our business.

Various government agencies throughout the world regulate direct selling practices. The laws and regulations applicable to us and our Members in Japan are particularly stringent. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" schemes, which compensate participants primarily for recruiting additional participants without significant emphasis on the sale of product to end consumers. The laws and regulations in some of our markets impose cancellations, product returns, inventory buy-backs and cooling-off rights for our Members and customers. Excessive refunds and/or product returns pursuant to local laws and regulations could have a negative impact on our operating results. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part. We may not be able to continue business in existing markets or commence operations in new markets if we are unable to comply with these laws or adjust to changes in these laws.

Our direct selling program could be found to be not in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business in these markets and harm our financial condition and operating results.

Some of the legal and regulatory requirements concerning the direct selling business model are ambiguous and subject to interpretation. As a result, regulators and courts have discretion in their application of these laws and regulations, and the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. Recent allegations by short sellers regarding the legality of multi-level marketing companies generally have also created intense public scrutiny of our industry and could cause governmental agencies to change their enforcement and interpretation of applicable laws and regulations. The failure of our business to comply with current or newly adopted regulations or interpretations could negatively impact our business in a particular market or in general and may adversely affect our stock price.

We may become involved in legal proceedings that are expensive, time consuming and, if adversely adjudicated or settled, could adversely affect our financial results.

Litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly affect our financial results. It is not possible to predict the final resolution of litigation to which we may become a party, and the impact of litigation proceedings on our business, results of operations and financial condition could be material.

Our business is subject to strict government regulations.

The manufacturing, packaging, labeling, advertising, sale and distribution of our U-Life Products may be subject to federal laws and regulations by one or more federal agencies, including, in the United States, the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities also may be regulated by various state, local, and international laws and agencies of the states, localities and countries in which our products are sold. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs and other dietary ingredients for human use). Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues, increased costs and delay our expansion into new international markets.

We are subject to the risk of investigatory and enforcement action by the FTC.

We are subject to the risk of investigatory and enforcement action by the FTC based on our advertising claims and marketing practices. The FTC routinely reviews product advertising, including websites, to identify significant questionable advertising claims and practices. The FTC has brought many actions against dietary supplement companies based upon allegations that applicable advertising claims or practices were deceptive or not substantiated. If the FTC initiates an investigation, the FTC can initiate pre-complaint discovery that may be nonpublic in nature. Any investigation may be very expensive to defend and may result in an adverse ruling or in a consent decree.

Government authorities may question our tax positions or transfer pricing policies or change their laws in a manner that could increase our effective tax rate or otherwise harm our business.

As a U.S. company doing business in international markets through subsidiaries, we will be subject to various tax and intercompany pricing laws, including those relating to the flow of funds between our company and our subsidiaries. From time to time, we may be audited by tax regulators in the United States and in our foreign markets. If regulators challenge our tax positions, corporate structure, transfer pricing mechanisms or intercompany transfers, we may be subject to fines and payment of back taxes, our effective tax rate may increase and our operations may be harmed. Tax rates vary from country to country, and, if tax authorities determine that our profits in one jurisdiction may need to be increased, we may not be able to fully utilize all foreign tax credits that are generated, which will increase our effective tax rate. The various customs, exchange control and transfer pricing laws are continually changing and are subject to the interpretation of government agencies. We may experience increased efforts by customs authorities in foreign countries to reclassify our products or otherwise increase the level of duties we pay on our products. Despite our efforts to be aware of and comply with such laws, and changes to and interpretations thereof, there is a risk that we may not continue to operate in compliance with such laws. We may need to adjust our operating procedures in response to such changes and, as a result, our business may suffer. In addition, due to the international nature of our business, from time to time, we are subject to reviews and audits by taxing authorities of other jurisdictions in which we conduct business throughout the world.

Non-compliance with anti-corruption laws could harm our business.

We anticipate that our international operations will be subject to anti-corruption laws, including the Foreign Corrupt Practices Act, also known as the FCPA. Any allegations that we are not in compliance with anti-corruption laws may require us to dedicate time and resources to an internal investigation of the allegations or may result in a government investigation. Any determination that our operations or activities are not in compliance with existing anti-corruption laws or regulations could result in the imposition of substantial fines, and other penalties. Although we have implemented anti-corruption policies and controls to protect against violation of these laws, we cannot be certain that these efforts will be effective.

The loss of or inability to attract key personnel could negatively impact our business.

Our future performance will depend upon our ability to attract, retain, and motivate our executive and senior management team. Our success depends to a significant extent both upon the continued services of our current executive and senior management team, as well as our ability to attract, hire, motivate, and retain additional qualified management in the future. Specifically, competition for executive and senior staff in the direct selling markets is intense, and our operations could be adversely affected if we cannot attract and retain qualified personnel. Additionally, former members of our executive and senior management team have in the past, and could in the future join or form companies that compete against us in the direct selling industry.

All of our employees are "at will" employees, which means any employee may quit at any time and we may terminate any employee at any time. We do not carry "key person" insurance covering members of senior management or our employees.

We may be held responsible for certain taxes or assessments relating to the activities of our Members, which could harm our financial condition and operating results.

Our distributors are subject to taxation, and in some instances, legislation or governmental agencies impose an obligation on us to collect or withhold taxes, such as value added taxes or income taxes, and to maintain appropriate records. In the event that local laws and regulations or the interpretation of local laws and regulations change to require us to treat our Members as employees, or that our Members are deemed by local regulatory authorities in one or more of the jurisdictions in which we operate to be our employees rather than independent contractors under existing laws and interpretations, or our Members are deemed to be conducting business in countries outside of the country in which they are authorized to do business, we may be held responsible for social security, income, and other related taxes in those jurisdictions, plus any related assessments and penalties, which could harm our financial condition and operating results. If our Members were deemed to be employees rather than independent contractors, we would also face the threat of increased vicarious liability for their actions.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

The loss of our intellectual property rights in our products could permit our competitors to manufacture their own version of our products. We have attempted to protect our intellectual property rights in our products through a combination of patents, patent applications, trademarks, confidentiality agreements, non-compete agreements and other contractual protection mechanisms, and we will continue to do so. While we intend to defend against any threats to our intellectual property, our patents or various contractual protections may not adequately protect our intellectual property. In addition, we could be required to expend significant resources to defend our rights to proprietary information, and may not be successful in such defense.

Moreover, our intellectual property rights are more limited outside of the United States than they are in the United States. As such, we may not be successful in preventing third parties from copying or misappropriating our intellectual property. There can also be no assurance that pending patent applications owned by us will result in patents being issued to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our products or to provide us with any competitive advantage. Third parties could also obtain patents that may require us to negotiate to obtain licenses to conduct our business, and any required licenses may not be available on reasonable terms or at all. We also rely on confidentiality and non-compete agreements with certain employees, Members, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge.

Third parties might claim that we infringe on their intellectual property rights.

Although the dietary supplement industry has historically been characterized by products with naturally occurring ingredients, recently it is becoming more common for suppliers and competitors to apply for patents or develop proprietary technologies and processes. Third parties may assert intellectual property infringement claims against us despite our efforts to avoid such infringement. Such claims could prevent us from offering competitive products or result in litigation or threatened litigation.

Economic, political, and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

As part of our business strategy, we intend to continue to expand our international presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

•	political and economic instability of foreign markets;

•	foreign governments' restrictive trade policies;

•	lack of well-established or reliable legal systems in certain areas in which we operate;

•	inconsistent product regulation or sudden policy changes by foreign agencies or governments;

•	the imposition of, or increase in, duties, taxes, government royalties, or non-tariff trade barriers;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	the possibility that a foreign government may limit our ability to repatriate cash;

•	increased costs in maintaining international marketing efforts;

•	problems entering international markets with different cultural bases and consumer preferences; and

•	fluctuations in foreign currency exchange rates.

Any of these risks could have a material adverse effect on our international operations and our growth strategy.

THE DISTRIBUTION

Common Stock to be distributed by Mr. Lee	5,940,400
Common Stock outstanding before the distribution	203,999,991
Common Stock outstanding after the distribution	203,999,991
Gross proceeds	$0

USE OF PROCEEDS

Neither the Company nor Mr. Lee will receive any proceeds resulting from the distribution of the shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

DISTRIBUTION SUMMARY

Recipients
The recipients of the Shares (collectively, the "Recipients") are approximately 3,300 individuals who are retail members and vendor members of the prior company, U-Mind Club, Inc. ("Club").  As noted herein, there has been and will be no merger between Club and the Company. However, the business of the Company is similar to that developed by Club, and the Recipients, as initial members of Club, were very helpful to Club in developing the business strategy, the logistics of the online shopping mall, the product offerings by the vendor members, the daily deals, the development and use of the AI engine to create the like-minded communities and the community experience, and many other business strategies and structures which will be in place in the Company.

Mr. Lee seeks to distribute the Shares to the Recipients, and has grouped the Recipients based on their time, input, and experiences with Club. There is no requirement that any of the Recipients become members of the Company (either Vendor Members or Retail Members) or participate in the direct selling efforts of the Company. The Recipients are not required to provide any services or pay any amount to Mr. Lee for the distribution of the Shares.

The Recipients will receive between 200 and 92,000 shares, depending on the category. Most of the Recipients will receive between 1,000 and 10,000 of the Shares, with only 38 of the nearly 3,000 of the Recipients receiving more than 10,000 of the Shares.  The names and number of shares for each Recipient are included in Exhibit 99 to this Registration Statement.

Prospectus	A copy of this prospectus will accompany each certificate being distributed to the Recipients on the Distribution date.

Distribution Date
A total of 5,940,400 shares of the Company's common stock will be delivered to VStock Transfer, LLC, the distribution agent, within ten days of the date of this prospectus and the distribution agent will distribute the share certificates to the Recipients (along with a copy of this prospectus), within thirty days thereafter.

Listing and Trading
There is currently only a limited public market for our shares. Upon completion of this distribution, our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. Even if a market develops for our common shares, we can offer no assurances that the market will be active, or that it will afford our common shareholders an avenue for selling their securities. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops investor perception of our business, general market conditions, and our growth prospects.

Background and Reasons for the Distribution

The recipients of the Shares (collectively, the "Recipients") are approximately 3,300 individuals who are retail members and vendor members of the prior company, U-Mind Club, Inc. ("Club").  As noted herein, there has been and will be no merger between Club and the Company. However, the business of the Company is similar to that developed by Club, and the Recipients, as initial members of Club, were very helpful to Club in developing the business strategy, the logistics of the online shopping mall, the product offerings by the vendor members, the daily deals, the development and use of the AI engine to create the like-minded communities and the community experience, and many other business strategies and structures which will be in place in the Company.

Mr. Lee seeks to distribute the Shares to the Recipients, and has grouped the Recipients based on their time, input, and experiences with Club. There is no requirement that any of the Recipients become members of the Company (either Vendor Members or Retail Members) or participate in the direct selling efforts of the Company. The Recipients are not required to provide any services or pay any amount to Mr. Lee or to the Company in connection with the Distribution of the Shares.

Mr. Lee has determined, in his sole discretion, the number of Shares to be distributed to the Recipients. He has categorized the Recipients based on their time and involvement with Club; their assistance in developing the online shopping mall, the AI software and the communities of like-minded individuals; their status and type of membership in Club; and their willingness to provide assistance to Mr. Lee in the development of the business strategies, structures, compensation systems, and creation of virtual communities of like-minded individuals that are a fundamental part of the U-Mind Space business experience.

The Recipients will receive between 200 and 92,000 shares, depending on the category. Most of the Recipients will receive between 1,000 and 10,000 of the Shares, with only 38 of the nearly 3,300 of the Recipients receiving more than 10,000 of the Shares.

The Recipients are all members and former members of U-Mind Club, which has records relating to the names, addresses, and contact information of each of the Recipients.  Management of Club can contact each of the Recipients electronically to communicate to the Recipients about the Distribution of the Shares, how to effectuate the Distribution when the Registration Statement of which this Prospectus is a part has been declared effective, and any other necessary information.

Additionally, as founder and Chairman of the Company, Mr. Lee believes that the success of the Company will be based on the community feeling of the initial Members of the Company. Mr. Lee hopes that the Distribution of the Shares will help engender the feelings of community, and will give the Recipients a desire to see and help the Company to succeed.  Mr. Lee believes that the Recipients may become the critical mass of initial Members needed to help the Company succeed in its development of the online shopping mall, the creation of the communities of like-minded individuals, and the development of a large social network of Members who are interested in both participating as Members and in sharing their experiences via social media platforms.

However, as noted, there is no requirement that any Recipient participate at all in the Company, nor to join as a Member of the Company.  The Recipients will receive the Shares in the Distribution irrespective of their participation or not in the Company going forward.

Mechanics of Completing the Distribution

Within ten days of the effective date of this prospectus, Mr. Lee will deliver 5,940,400 shares of the Company's common stock to the distribution agent, VStock Transfer, LLC, to be distributed to the Recipients.

No cash distributions will be paid. No Recipient will be required to make any payment or exchange any shares or other securities in order to receive the Shares in the Distribution. The Company will bear all of the costs of the Distribution and of this Registration Statement.

PLAN OF DISTRIBUTION

This prospectus covers the Distribution of 5,940,400 shares of our common stock (the "Shares") owned by Sehee (Kevin) Lee, the Chairman of the Board of Directors of the Company. The Distribution by Mr. Lee of 5,940,400 shares of our common stock to the Recipients named herein will be accomplished upon effectiveness of the registration statement of which this prospectus is a part. The mechanics of the Distribution will be performed by our transfer agent, VStock Transfer, LLC.

Mr. Lee may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 in connection with the Distribution of the Shares to the Recipients. A Recipient receiving shares in the Distribution may be considered an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of the distributed Shares, although as of the date of this prospectus, only a very limited market existed for our shares, and management was not aware of any shareholder who may engage in such transactions as of the date of this prospectus.  We have agreed to pay all fees and expenses incident to the registration of the common stock.

CAPITALIZATION

The table below describes our cash, cash equivalents and investments and capitalization as of September 30, 2017.  You should read this table in conjunction with the information under the captions "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

As of September 30, 2017
(Unaudited)

Cash and cash equivalents	$0

Preferred stock, par value $0.001 per share; 5,000,000 shares authorized; no shares designated, issued or outstanding as of September 30, 2017	0

Common stock, par value $0.0001 per share; 250,000,000 shares authorized; 3,999,991 shares issued and outstanding as of September 30, 2017	400

Additional paid in capital	371,029

Accumulated deficit	(387,475)

Total stockholders' equity	(16,046)

Total liabilities and stockholders' equity	$0

As of January 1, 2018, there were 203,999,991 shares of our common stock outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

There is currently only a limited market for our common stock.  We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

All of the shares distributed hereunder will be freely tradable, except that any shares acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.   Following the Distribution, these affiliates, primarily our executive officers and directors and their related parties, will hold a total of approximately 189,397,650 shares, or 93% of the common stock outstanding.

Based on shares outstanding as of January 1, 2018, the majority of the 203,999,991 shares of our common stock outstanding which are not being registered or covered by this prospectus are restricted securities as defined under Rule 144.  Sale limitations under Rule 144 include the requirement for current public information about the Company; selling the shares pursuant to broker transactions; and limitations on the number of shares sold within a three-month period.  Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration promulgated under the Securities Act. Subject to the provisions of Rule 144, all of the outstanding shares of common stock that are currently restricted will be available for sale in the public market one year following November 22, 2017, under Rule 144.

On November 16, 2017, the Company entered into agreements which enabled it to commence its business operations and cease to be a shell company. The Company filed Form 10 information in a Current Report on Form 8-K on November 22, 2017, and as such, Rule 144 will be unavailable for holders of the Company's shares, the resale of which is not registered by this registration statement, until after November 22, 2017.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Although the Company anticipates that a larger public market for over-the-counter trading of the Company's securities may develop after the distribution is completed, there can be no assurance that such a market will develop or that it will be sustained.  After the effective date of this registration statement and the distribution, the shares of the Company's common stock distributed by Mr. Lee in the Distribution will be unrestricted and freely salable.  There can be no assurance that a more robust market for our shares will ever develop.  For information on shareholders who own and will own 5% or more of our common stock following the distribution, as well as the ownership of our officers and directors, please see "Security Ownership Of Certain Beneficial Owners and Management" on page 33.

Holders

Immediately following the distribution, the Company anticipates that there will be approximately 3,390 record holders of the Company's common stock.  As of January 1, 2018, there were approximately 90 holders of record of our common stock.

Dividends

Since its incorporation, the Company has not declared any dividend on its common stock.  The Company does not anticipate declaring or paying a dividend on its common stock for the foreseeable future.  We plan to retain any future earnings for use in our business activities.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock will be VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Equity Compensation Plans

The Company currently does not have any equity compensation plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "potentially," "will" or "may," or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:

•	expectations of future operating results or financial performance;

•	introduction of new products or compensation strategies;

•	plans for growth, future operations, and potential acquisitions;

•	the size and growth potential of possible markets for our product candidates and our ability to serve those markets;

•	the rate and degree of market acceptance of our business model;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing and our ability to obtain additional financing;

•	our ability to attract strategic partners with development, regulatory and commercialization expertise; and

•	the development of our marketing capabilities.

There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption "Risk Factors." Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BUSINESS

Organization

U-Mind Space, Inc., a Wyoming corporation, was incorporated on March 26, 2012, under the name Orion Financial Group, Inc. ("Orion").  Orion originally sought to provide strategic financial consulting services to companies requiring advice in the area of corporate growth strategies. Additionally, Orion sought to provide financing alternatives to executives that seek to purchase (buy-side), divest (sell-side), or recapitalize their public or private company. More specifically, Orion intended to provide consulting services across industry sectors to companies that have revenues between $2.5 million and $100 million.

On November 25, 2013, Orion filed Articles of Amendment with the Secretary of State of Wyoming, increasing the number of authorized shares of Common Stock from 100,000,000 to 250,000,000. Subsequently, on April 25, 2014, Orion filed Articles of Amendment with the Secretary of State of Wyoming, authorizing 5,000,000 shares of Preferred Stock, par value $0.001 per share, designated as Series A Voting Preferred Stock.

On May 9, 2017, Orion filed Articles of Amendment with the Secretary of State of Wyoming, increasing the number of authorized shares of Common Stock from 250,000,000 to 255,000,000 and decreasing authorized shares of Preferred Stock from 5,000,000 to none.

Between inception and August 2017, Orion had limited operations.

Change of Control; U-Mind Club; Sehee Lee

On August 21, 2017, Joshua Nadav, the Chief Executive Officer, Chief Financial Officer, and majority controlling stockholder of Orion, entered into a Share Purchase Agreement (the "SPA") with U-Mind Club, Inc., a California corporation ("Club"). The SPA was a result of a privately negotiated transaction and on August 31, 2017, in connection with the closing of the SPA, the control block of voting stock of Orion Financial Group, Inc., represented by Mr. Nadav's 93,522,000 shares of common stock (the "Shares") was transferred to Sehee Lee, Chairman of the Board of Directors of Club for $275,000 which resulted in a change of control of Orion. The source of the cash consideration for the Shares was corporate funds from Club.

Effective upon the closing date of the SPA, Joshua Nadav resigned from his positions as President, CEO, CFO, Secretary, Treasurer, and Chairman of the Board of Directors, and released Orion from all accounts payable and loans due to related parties. Further, effective as of the same closing date, Joshua Nadav appointed Sehee Lee as Chairman of the Board of Directors and Jae Yoon Chung as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of Orion Financial Group, Inc.

On September 12, 2017, the newly appointed board of directors adopted a resolution approving Articles of Amendment effectuating (i) a name change from Orion to U-Mind Space, Inc. ("U-Mind" or the "Company"); (ii) a decrease in the number of shares of common stock that the Company is authorized to issue from Two Hundred Fifty Five Million (255,000,000) to Two Hundred Fifty Million (250,000,000); (iii) an increase in the number of shares of Preferred Stock that the Company is authorized to issue from zero (0) to Five Million (5,000,000); (iv) a change in the par value of Common Stock from $0.001 to $0.0001; and (v) a one (1) for forty (40) reverse stock split of the Corporation's outstanding Common Stock to which every forty (40) shares of outstanding old Common Stock of the Corporation were converted into one (1) share of new Common Stock.

Subsequently, on September 13, 2017, pursuant to majority stockholder consent, the Company filed Articles of Amendment with the Wyoming Secretary of State, to effectuate (i) a name change of the Corporation to U-Mind Space, Inc., (ii) a decrease in the number of shares of common stock that the Corporation is authorized to issue from Two Hundred Fifty Five Million (255,000,000) to Two Hundred Fifty Million (250,000,000), (iii) an increase in the number of shares of Preferred Stock that the Corporation is authorized to issue from none (0) to Five Million (5,000,000), (iv) a change in the par value of Common Stock from $0.001 to $0.0001 and (v) a one (1) for forty (40) reverse stock split of the Corporation's outstanding Common Stock to which every forty (40) shares of outstanding old Common Stock of the Corporation was converted into one (1) share of new Common Stock, effective September 28, 2017.

Business Overview

Universal Mind ("U-Mind") is a project created to take advantages of the recent prosperous advancements in Information Communication Technology ("ICT"), to create a global society of the like-minded communities. The Company calls it the "U-Mind Space."

The U-Mind Space concept was realized by two groups, one that had been working in the on-line shopping mall industry, and another that has long experiences in ICT industry, including artificial intelligence and machine learning.

From the August 2016, these two groups started to create a platform to combine ICT and the online shopping space (the "Online Mall").  On March 9, 2017, these two groups formed a new California corporation named U-Mind Club, Inc. ("Club"). The business plan of the Club was to charge members a monthly fee (the "Service Fee") to access the online shopping mall and to participate in the ICT-based communities.  Vendors (the "Vendor Members") paid $100 per month to have the opportunity to sell up to ten (10) products per month in the Online Mall, and individuals ("Retail Members") who wished to shop at the Online Mall paid a $10 per month Service Fee.  The products in the Online Mall were discounted from retail prices available outside the Online Mall, which was attractive to the Retail Members, and the Vendor Members would be able to sell their products at lower costs with the chance of increased sales to the Retail Members.

Following all the preparation to begin commercial operations, Club implemented its online shopping experience, and began to get paid Vendor Members and Retail Members for the community, beginning in August 2017.  Each Vendor Member and Retail Member entered into an agreement with Club relating to the payment of the monthly Service Fee and for access to the Online Mall.

Following the acquisition of the controlling interest in the Company by Club (and the immediate assignment of the shares to Mr. Lee), the Company has worked with the existing Vendor Members and Retail Members of Club to enter into new agreements with the Company to create the new business of the Company.

Artificial Intelligence; U-Mind Space

As demonstrated in numerous recent human vs machine competitions such as, AlphaGo vs World Top level Go players, where Google's artificial-intelligence-driven software program challenged top players of the traditional Chinese strategy game Go, Artificial Intelligence becoming more and more prevalent in daily life, as are virtual reality and augmented reality.

In the U-Mind Space platform, the Company seeks to set up an innovative virtual life space to consume and share, produce and sell, communicate and create with all humankind in the world.  Management of the Company believes it could be a game-changer to open a new era of human networking with like-minded individuals and groups, to enable people to join and work together.

The Company, U-Mind Space, Inc., is implementing and rolling out the new "U-Mind Space Business," which is composed of four separate but interrelated components:

-	U-Mind Space (www.u-mind.space): the corporate web site to explain about the business and to provide a one-stop portal for the other features and services;

-
U-Mind Club (www.u-mind.club): Innovative membership on-line marketplace (the "U-Mind Club Marketplace") in which members can sell and buy their like-minded products from and/or with their like-minded people;

-	U-Mind Artificial Intelligence Engine: Enables Members to find people throughout the world with similar interests, the "Like-Minded people" and create virtual and real-world communities.

-
U-Mind App: The U-Mind App will enable Members to use the U-Mind AI Engine in their smart phones and other devices, permitting them to create and participate in communities of like-minded individuals without the necessity of being near a personal computer.

The features of each component of the business will be expanded in accordance with the market needs and technology advancements.

U-Mind Club Marketplace

In the U-Mind Club marketplace, Members will enjoy;

-
No Transaction Fee for the Vendor Members: The U-Mind Club Marketplace will not charge a per-transaction fee to the Vendor Members. As such, the price for products sold by Vendor Members should be always cheaper than the other retail outlets, including other online retail shopping portals, which generally charge the fee to the vendors.

-
U-Mind Zone Event: The U-Mind Club Marketplace will support selected Vendor Members and enable them to sell specified products at prices even lower than their own costs at a daily U-Mind Zone Event. The products sold at the U-Mind Zone Events will be limited in quantity, and each day will bring a new Event, with multiple new products.

o
In the U-Mind Zone, the daily U-Mind Zone Events will be offered. The U-Mind Zone is the section of the Online Mall with specially discounted products from the selected Vendor Members. Selected Vendors Members can provide from 50% up to 90% discount on the products sold in the U-Mind Zone Event, and the Vendor Members may recoup their costs by utilizing the Company's support to cover the deficit. There will be 35 products in the U-Mind Zone every day, subject to limits relative to the reimbursements that can be provided.

-
Personalized Show-window for Like-Minded Products: The U-Mind AI technology will enable Retail Members to personalize their interests, and will show them products related to those interests, selected by the technology without additional efforts by the Retail Members.

-
Push-Notice to Like-minded Members for new "Like-Minded" products: The U-Mind AI Technology will permit Vendor Members to send notices automatically to Retail Members who have expressed interest in products similar to those sold by the Vendor Member.  The Vendor Member will not need to do anything; the U-Mind AI technology will do it automatically.

Additionally, both Vendor Members and Retail Members will receive, as part of their Service Fees, the U-Mind My Office. The U-Mind Space Business will provide a back office for all of the Vendor Members and the Retail Members to track and control their activities in the U-Mind Club, the Online Mall, and the U-Mind communities.

U-Mind Artificial Intelligence Engine

The truly unique feature of the U-Mind Space Business is the U-Mind AI Technology, which enables Vendor Members and Retail Members to find and match with like-minded people and products.  The Company is using technology that is enabled by a team of passionate technologists from Silicon Valley who are dedicated to understanding the art of decisions made by the subconscious mind to yield powerful business outcomes. This understanding of the decision-making process is accomplished by using the science of psychological, structured and unstructured social or enterprise data and machine learning to tap into the subconscious mind of humans, with a goal of capturing the true digital personality fingerprint of users.

-
The U-Mind AI Engine recommends the prospecting of like-minded people through collection of certain information available online, and analysis on the data with its own algorithm, and provides cues and idea to enhance the potential for creation of social relationships with them.

-
Unique AI algorithm makes the analysis accurate, fast, and effective to classify members for a member with the levels of the Likeness (Preference) through their social media, such as, Facebook, LinkedIn, and Instagram.

-
The system keeps track of changes and updates in the social media and through periodical questionnaires on the current social/economical issues and maintains the information used by the engine fresh and up-to-date.

-	With the developments of new features and the machine learning process, the system will evolve to become an ideal tool/platform for perfect target prospecting, both for consumer and for supplier.

U-Life Product Line

Certain of the Company's membership levels (discussed below) will have the opportunity to buy and sell special products supplied by the Company, including food supplements, dietary and health products, and additional products as introduced into the Online Mall by the Company.  These products are referred to as the "U-Life Products."

Membership Program

As noted above, U-Mind Space is a membership shopping mall platform based on social media network. The Company charges monthly system Service Fees to members based upon their membership level to cover the operation costs and make profit. Some other fees and charges will be applied for the certain special features. The Company provides sales compensations to the member who contributes to grow the community in various ways.

The free mobile app is available for everyone, and anyone over 18 years of age can join the community and can enjoy the features with the various levels of memberships offered, as follows.

There are two categories of Memberships: Retail Memberships, and Business (or affiliate) Memberships.

Retail Membership Levels

-
Guest Member (HAL) Member: The Guest Member (or HAL Level Member) is a free membership to use the mobile app to find the like-minded people on the globe and buy the like-minded products, at the normal price what the Member Vendors will sell in the U-Mind Club Marketplace.

	o	Guest Members have the opportunity to use the mobile app and to shop in the Online Mall, but will not be able to participate in the U-Mind Zone Events.

-
Retail Consumer Member (SKY): The Retail Consumer Member (or Sky Level Member) is a Buyer membership with a $10 per month system Service Fee to use all the U-Mind Space services and to have a privilege to access U-Mind Zone, described in more detail above.

	o	Retail Consumer Members have the opportunity to use the mobile app and to shop in the Online Mall, and are able to participate in the U-Mind Zone Events.

-	Retail Vendor Member (GENESIS): The Retail Vendor Member (or Genesis Level Member) is a Vendor membership with a $100 monthly system Service Fee to be a vendor in the U-Mind Club and the U-Mind Zone.

o
Retail Vendor Members have the opportunity to use the mobile app and to shop in the Online Mall, and are able to participate in the U-Mind Zone Events as buyers. Retail Vendor Members also have the opportunity to sell up to 10 products in the Online Mall, and may be selected as U-Mind Zone Events sellers, where they can sell their products as higher discounts to the participants in the U-Mind Zone events.

Business (Affiliate) Membership Level

-
Affiliate Vendor Member (SPACE): The Affiliate Vendor Member (or Space Level Member) is a membership that includes opportunities to participate in the growth of the business.  Affiliate Vendor Members will pay the $100 per month system Service Fee, plus $100 per year for the opportunity to take advantage of Debit Card program which enables to receive their commissions with the debit card account, plus $299 for the U-Mind Starter Kit, which includes a business manual and training.  Additional information about the Affiliate Vendor Member opportunities is provided below.

Direct Selling Model

In addition to the opportunity to shop in the Online Mall, Retail Consumer Members, Retail Vendor Members, and Affiliate Vendor Members will have the opportunity to receive compensation in the form of sales commissions for sales of the 4 different levels of the platform service membership and an option package which includes the Debit Card Service.

Retail Consumer Members and Retail Vendor Members will receive a sales commission of 20% of the monthly service fees for each Retail Membership sold to another individual by such Retail Consumer Member or Retail Vendor Member.

Additionally, Affiliate Vendor Members have the opportunity to receive sales commissions at several levels based on sales of the platform service memberships, as well as sales of U-Life Products.

Compensation will be paid to Affiliate Vendor Members as follows:

•	Avatar commissions (daily): 20% of the online shopping mall service and product sales' point value ("PV") of the Avatar generated downline from the selling Space membership (currently set at 250 PV).

•
Rollup commissions (daily): 1% each of the PV of the new service fees/sales from up to 10 generations under the Affiliate Vendor Member via both Multi-Level and Single-Level Sponsor tree (non-direct selling/retail sales) commission structures.

•
Space commission (daily): by selling SPACE membership service fees, an Affiliate Vendor Member will receive 10% of the PV from the 1st generation, 5% of the PV from the 2nd generation, 3% of the PV from the 4th generation and 2% of the PV from the 4th generation (Sponsor Tree Structure).

•
U-Life Products Commission (monthly): by buying & selling the products in the U-Life Products Line, the Affiliate Vendor Member will get 30% of the small leg point value volume of the U-Life Product sales.

•
Space Title Commission (monthly): 1% from the sum of 1) Monthly service fee income & 2) point value volume of the U-Life Product sales for each month will be shared by the Affiliate Vendor Member, according to the title (rank) of the member.

The Company has commenced communications to the members of Club to offer them the opportunities to become members of the Company at any of the membership levels described above.

License Agreements

Effective November 1, 2017, the Company entered into a Software Platform License Agreement (the "Platform Agreement") with U-Mind Club, Inc. ("Club"), pursuant to which the Company received an exclusive, irrevocable, perpetual, non-sublicensable, non-transferrable, fully paid, royalty-free worldwide right and license to the intellectual property of Club (the "Club Intellectual Property"), which consists of the following:

-	Software platform consisting of all necessary software and support materials to enable the Company to operate:

	o	The corporate website to explain about the business and to provide a one-stop portal for other features and services;

	o	The Online Mall;

	o	The U-Mind app for smartphones and other devices;

	o	The U-Mind back office for Vendor Members and Retail Members to track and control their activities in the U-Mind communities and the Online Mall; and

	o	The U-Mind administrative office for employees of the Company to track, control, and administer the activities in the U-Mind system.

Pursuant to the Platform Agreement, Club retained ownership of the Club Intellectual Property. The Company and Club entered into the Platform Agreement on November 16, 2017, effective as of November 1, 2017.

Additionally, effective November 1, 2017, the Company entered into a Business Agreement (the "Business Agreement") with Dotin, LLC, a California limited liability company ("Dotin"), pursuant to which Dotin granted to the Company a limited, world-wide, nonexclusive, nontransferable license to Dotin's Application (which provides an instant list of like-minded people to enable users to create social and professional relationships with other users, using social media networks) and to an integrated solution which combines the Dotin Application and the Company's application (the "Combined Application") which the Company can provide to its members through its website. The Term of the Business Agreement is for three years, and the Business Agreement will automatically renew for successive one-year terms unless terminated by either party.  Pursuant to the Business Agreement, the Company agreed to pay sublicense or subscription fees to Dotin based on the number and level of the Company's Members using the Combined Application.

The summaries above of the Platform Agreement and the Business Agreement do not purport to be complete explanations of all of the terms of the Platform Agreement and the Business Agreement, and are qualified in their entirety by reference to the full text of the Platform Agreement and the Business Agreement, respectively, which were filed as exhibits to a Current Report on Form 8-K previously filed with the Commission.

Employees

We have three full-time employees and two part-time employees, as well as two independent contractors with whom we work.  We will, as needed, hire additional employees or sub-contract the balance of our personnel requirements through independent contractors.  Management believes that we will be able to satisfy our labor requirements for the foreseeable future.  None of our employees are represented by a collective bargaining arrangement, and we believe our relationship with our employees is good.

Properties

As of the date of this Prospectus, the Company owned no properties.

The Company has a combined headquarters and sales office in Los Angeles, California. The office space is approximately 2,500 square feet, and the monthly rent is $4,400.

SELECTED FINANCIAL DATA

The following table presents summary financial data as of the dates and for the periods indicated. The summary Balance Sheet data as of December 31, 2016, 2015, and 2014, and the summary Statement of Operations data and other financial data for each of the fiscal years in the three-year period ended December 31, 2016, have been derived from the audited financial statements of the Company included elsewhere in this prospectus.

You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following financial data.

U-MIND SPACE, INC.
BALANCE SHEETS

	31-Dec-16	31-Dec-15	31-Dec-14
	(Audited)	(Audited)	(Audited)
Assets
Current assets
Cash and Cash Equivalents	$35	$7	$57
Total Current assets	35	7	57

Total Assets	$35	$7	$57

Liabilities and Equity(Deficit)

Current liabilities
Accrued Expenses	$15,000	$15,000	$15,000
Notes Payable - Related Party	15,603	65,650	56,833
Total Current Liabilities	30,603	80,650	71,833

Shareholders' Equity(Deficit)

Preferred Stock	0	0	0
Common Stock	158,199	113,088	99,117
Additional Paid in Capital	163,937	132,830	132,830
Accumulated Deficit	(352,704)	(326,561)	(303,723)
Total Equity(Deficit)	(30,568)	(80,643)	(71,776)

Total Liabilities and Equity(Deficit)	$35	$7	$57

U-MIND SPACE, INC.
STATEMENT OF OPERATIONS
	For the Year Ended December 31,
	2016	2015	2014
	(Audited)	(Audited)	(Audited)

Revenues	$0	$0	$0

Operating Expenses	19,914	22,838	130,799

Net Income (Loss) from Operations	(19,914)	(22,838)	(130,799)

Interest Expense	(6,229)	0	0

Net Income(Loss) from Operations Before Income Taxes	(26,143)	(22,838)	(130,799)

Tax Expense	0	0	0

Net Income(Loss)	$(26,143)	$(22,838)	$(130,799)

Weighted average number of shares outstanding	126,758,635	107,382,647	88,540,781

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto included elsewhere in this prospectus. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. Our actual results and the timing of selected events discussed below could differ materially from those expressed in, or implied by, these forward-looking statements.

Corporate History and Background

Organization

U-Mind Space, Inc., a Wyoming corporation, was incorporated on March 26, 2012, under the name Orion Financial Group, Inc. ("Orion").  Orion originally sought to provide strategic financial consulting services to companies requiring advice in the area of corporate growth strategies. Additionally, Orion sought to provide financing alternatives to executives that seek to purchase (buy-side), divest (sell-side), or recapitalize their public or private company. More specifically, Orion intended to provide consulting services across industry sectors to companies that have revenues between $2.5 million and $100 million.

On November 25, 2013, Orion filed Articles of Amendment with the Secretary of State of Wyoming, increasing the number of authorized shares of Common Stock from 100,000,000 to 250,000,000. Subsequently, on April 25, 2014, Orion filed Articles of Amendment with the Secretary of State of Wyoming, authorizing 5,000,000 shares of Preferred Stock, par value $0.001 per share, designated as Series A Voting Preferred Stock.

On May 9, 2017, Orion filed Articles of Amendment with the Secretary of State of Wyoming, increasing the number of authorized shares of Common Stock from 250,000,000 to 255,000,000 and decreasing authorized shares of Preferred Stock from 5,000,000 to none.

Between inception and August 2017, Orion had limited operations.

Change of Control; U-Mind Club

On August 21, 2017, Joshua Nadav, the Chief Executive Officer, Chief Financial Officer, and majority controlling stockholder of Orion, entered into a Share Purchase Agreement (the "SPA") with U-Mind Club, Inc., a California corporation ("Club"). The SPA was a result of a privately negotiated transaction and on August 31, 2017, in connection with the closing of the SPA, the control block of voting stock of Orion Financial Group, Inc., represented by Mr. Nadav's 93,522,000 shares of common stock (the "Shares") was transferred to Sehee Lee, Chairman of the Board of Directors of Club for $275,000 which resulted in a change of control of Orion. The source of the cash consideration for the Shares was corporate funds from Club.

Effective upon the closing date of the SPA, Joshua Nadav resigned from his positions as President, CEO, CFO, Secretary, Treasurer, and Chairman of the Board of Directors, and released Orion from all accounts payable and loans due to related parties. Further, effective as of the same closing date, Joshua Nadav appointed Sehee Lee as Chairman of the Board of Directors and Jae Yoon Chung as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of Orion Financial Group, Inc.

On September 12, 2017, the newly appointed board of directors adopted a resolution approving Articles of Amendment effectuating (i) a name change from Orion to U-Mind Space, Inc. ("U-Mind" or the "Company"); (ii) a decrease in the number of shares of common stock that the Company is authorized to issue from Two Hundred Fifty Five Million (255,000,000) to Two Hundred Fifty Million (250,000,000); (iii) an increase in the number of shares of Preferred Stock that the Company is authorized to issue from zero (0) to Five Million (5,000,000); (iv) a change in the par value of Common Stock from $0.001 to $0.0001; and (v) a one (1) for forty (40) reverse stock split of the Corporation's outstanding Common Stock to which every forty (40) shares of outstanding old Common Stock of the Corporation were converted into one (1) share of new Common Stock.

Subsequently, on September 13, 2017, pursuant to majority stockholder consent, the Company filed Articles of Amendment with the Wyoming Secretary of State, to effectuate (i) a name change of the Corporation to U-Mind Space, Inc., (ii) a decrease in the number of shares of common stock that the Corporation is authorized to issue from Two Hundred Fifty Five Million (255,000,000) to Two Hundred Fifty Million (250,000,000), (iii) an increase in the number of shares of Preferred Stock that the Corporation is authorized to issue from none (0) to Five Million (5,000,000), (iv) a change in the par value of Common Stock from $0.001 to $0.0001 and (v) a one (1) for forty (40) reverse stock split of the Corporation's outstanding Common Stock to which every forty (40) shares of outstanding old Common Stock of the Corporation was converted into one (1) share of new Common Stock, effective September 28, 2017.

Business Overview

Universal Mind ("U-Mind") is a project created to take advantages of the recent prosperous advancements in Information Communication Technology ("ICT"), to create a global society of the like-minded communities. The Company calls it the "U-Mind Space."

The U-Mind Space concept was realized by two groups, one that had been working in the on-line shopping mall industry, and another that has long experiences in ICT industry, including artificial intelligence and machine learning.

From the August 2016, these two groups started to create a platform to combine ICT and the online shopping space (the "Online Mall").  On March 9, 2017, these two groups formed a new California corporation named U-Mind Club, Inc. ("Club"), the entity that is currently the majority shareholder of U-Mind"). The business plan of the Club was to charge members a monthly fee (the "Service Fee") to access the online shopping mall and to participate in the ICT-based communities.  Vendors (the "Vendor Members") paid $100 per month to have the opportunity to sell up to ten (10) products per month in the Online Mall, and individuals ("Retail Members") who wished to shop at the Online Mall paid a $10 per month Service Fee.  The products in the Online Mall were discounted from retail prices available outside the Online Mall, which was attractive to the Retail Members, and the Vendor Members would be able to sell their products at lower costs with the chance of increased sales to the Retail Members.

Following all the preparation to begin commercial operations, Club implemented its online shopping experience, and began to get paid Vendor Members and Retail Members for the community, beginning in August 2017.  Each Vendor Member and Retail Member entered into an agreement with Club relating to the payment of the monthly Service Fee and for access to the

Following the acquisition of the controlling interest in the Company by Club, the Company has worked with the existing Vendor Members and Retail Members of Club to enter into new agreements with the Company to create the new business of the Company.

Artificial Intelligence; U-Mind Space

As demonstrated in numerous recent human vs machine competitions such as, AlphaGo vs World Top level Go players, where Google's artificial-intelligence-driven software program challenged top players of the traditional Chinese strategy game Go, Artificial Intelligence becoming more and more prevalent in daily life, as are virtual reality and augmented reality.

In the U-Mind Space platform, the Company seeks to set up an innovative virtual life space to consume and share, produce and sell, communicate and create with all humankind in the world.  Management of the Company believes it could be a game-changer to open a new era of human networking with like-minded individuals and groups, to enable people to join and work together.

The Company, U-Mind Space, Inc., is implementing and rolling out the new "U-Mind Space Business," which is composed of four separate but interrelated components:

-	U-Mind Space (www.u-mind.space): the corporate web site to explain about the business and to provide a one-stop portal for the other features and services;

-
U-Mind Club (www.u-mind.club): Innovative membership on-line marketplace (the "U-Mind Club Marketplace") in which members can sell and buy their like-minded products from and/or with their like-minded people;

-	U-Mind Artificial Intelligence Engine: Enables Members to find people throughout the world with similar interests and create virtual and real-world communities.

-
U-Mind App: The U-Mind App will enable Members to use the U-Mind AI Engine in their smart phones and other devices, permitting them to create and participate in communities of like-minded individuals without the necessity of being near a personal computer.

The features of each component of the business will be expanded in accordance with the market needs and technology advancements.

U-Mind Club Marketplace

In the U-Mind Club marketplace, Members will enjoy;

-
No Transaction Fee for the Vendor Members: The U-Mind Club Marketplace will not charge a per-transaction fee to the Vendor Members. As such, the price for products sold by Member Vendors should be always cheaper than other retail outlets, including other online retail shopping portals, which generally charge the fee to the vendors.

-
U-Mind Zone Event: The U-Mind Club Marketplace will support selected Vendor Members and enable them to sell specified products at prices even lower than their own costs at a daily U-Mind Zone Event. The products sold at the U-Mind Zone Events will be limited in quantity, and each day will bring a new Event, with multiple new products.

-
Personalized Show-window for Like-Minded Products: The U-Mind AI technology will enable Retail Members to personalize their interests, and will show them products related to those interests, selected by the technology without additional efforts by the Retail Members.

-
Push-Notice to Like-minded Members for new products: The U-Mind AI Technology will permit Vendor Members to send notices automatically to Retail Members who have expressed interest in products similar to those sold by the Vendor Member.  The Vendor Member will not need to do anything; the U-Mind AI technology will do it automatically.

Additionally, both Vendor Members and Retail Members will receive, as part of their Service Fees, the U-Mind My Office. The U-Mind Space Business will provide a back office for all of the Vendor Members and the Retail Members to track and control their activities in the Online Marketplace, the U-Mind communities, and the U-Mind Club.

U-Mind Artificial Intelligence Engine

The truly unique feature of the U-Mind Space Business is the U-Mind AI Technology, which enables Vendor Members and Retail Members to find and match with like-minded people and products.  The Company is using technology that is enabled by a team of passionate technologists from Silicon Valley who are dedicated to understanding the art of decisions made by the subconscious mind to yield powerful business outcomes. This understanding of the decision making process is accomplished by using the science of psychological, structured and unstructured social or enterprise data and machine learning to tap into the subconscious mind of humans, with a goal of capturing the true digital personality fingerprint of users.

-
The U-Mind AI Engine recommends the prospecting of like-minded people through collection of certain information available online, and analysis on the data with its own algorithm, and provides cues and idea to enhance the potential for creation of social relationships with them.

-
Unique AI algorithm makes the analysis accurate, fast, and effective to classify members for a member with the levels of the Likeness (Preference) through their social media, such as, Facebook, LinkedIn, and Instagram.

-
The system keeps track of changes and updates in the social media and through periodical questionnaires on the current social/economical issues and maintains the information used by the engine fresh and up-to-date.

-	With the developments of new features and the machine learning process, the system will evolve to become an ideal tool/platform for perfect target prospecting, both for consumer and for supplier.

Membership Program

As noted above, U-Mind Space is a membership shopping mall platform based on social media network. The Company charges monthly system Service Fees to members based upon their membership level to cover the operation costs and make profit. Some other fees and charges will be applied for the certain special features. The Company provides referral compensations to the member who contributes to grow the community in various ways.

The free mobile app is available for everyone in the globe and anyone over 18 years of age can join the community and can enjoy the features with the memberships as follows:

-
HAL Level Member: The Hal Level Member is a free membership to use the mobile app to find the like-minded people on the globe and buy the like-minded products, at the normal price what the Member Vendors will sell in the U-Mind Club Marketplace.

-
SKY Level Member: The Sky Level Member is a Buyer membership with a $10 per month system Service Fee to use all the U-Mind Space services and to have a privilege to access U-Mind Zone, where the daily U-Mind Zone Events are offered, which is the section of the Online Marketplace with specially discounted products from the selected Vendor Members. The selected Vendors Members can provide from 50% up to 90% discount on the products sold in the U-Mind Zone Event, and the Vendor Members may recoup their costs by utilizing the Company's support to cover the deficit. There will be 35 products in the U-Mind Zone every day, subject to limits relative to the reimbursements that can be provided.

-	GENESIS Level Member: The Genesis Level Members is a Vendor membership with a $100 monthly system Service Fee to be a vendor in the U-Mind Club and the U-Mind Zone.

Results of Operations

Three Months Ended September 30, 2016, Compared to Three Months Ended September 30, 2017.

Revenues: There were no revenues for each period and no change from the prior quarter.

SG&A Expenses: SG&A Expense for the quarter ended September 30, 2017, of $6,069 decreased from the SG&A Expense for the quarter ended September 30, 2016, of $14,387.

Total Expenses: Total expense for the quarter ended September 30, 2017, of $6,069 decreased from the Total expense for the quarter ended September 30, 2016, of $14,387.

Net Loss: We incurred a net loss for the quarter ended September 30, 2017, of $6,069 compared to the net loss for the quarter ended September 30, 2016, of $14,387.

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2017

Revenues: There were no revenues for each period and no change from the prior nine months.

SG&A Expenses: SG&A Expense for the nine months ended September 30, 2017, of $34,771 increased from SG&A Expense for the nine months ended September 30, 2016, of $14,579, which was primarily attributable to increases in professional fees updating corporate records.

Total Expenses: Total expenses for the nine months ended September 30, 2017, of $34,771 increased from total expenses for the nine months ended September 30, 2016, of $14,579, which was primarily attributable to increases in professional fees updating corporate records.

Net Loss: We incurred a net loss for the nine months ended September 30, 2017, of $34,771 increased from net loss for the nine months ended September 30, 2016, of $14,579, which was primarily attributable to increases in professional fees updating corporate records.

Capital Resources and Liquidity

As of September 30, 2017, we had cash and cash equivalents of approximately $0. The following section provides a summary of our net cash flows from operating, investing, and financing activities. We have historically financed our operations primarily through net cash flow from operations and shareholder investment. Management estimates that at least $100,000 will be required annually to finance the Company's current operations of executing its business plan. Funds required to finance the Company's plan of operations are expected to come from its offering or from additional debt or equity financings until such time as our revenues exceed expenses. It is expected to take longer than 12 months to reach this break-even position. The Company cannot make any guarantee that it will be successful in obtaining any additional financing or that the terms will be favorable to the Company.

PLEASE NOTE: Prior to August 31, 2017, the Company (then known as Orion Financial Group, Inc.), was a shell company with limited to no operations. As discussed herein, on August 21, 2017, the then-majority controlling stockholder, Joshua Nadav entered into a Share Purchase Agreement (the "SPA") with U-Mind Club, Inc. The SPA was a result of a privately negotiated transaction and on August 31, 2017, in connection with the closing of the SPA, the control block of voting stock of Orion Financial Group, Inc., represented by Mr. Nadav's 93,522,000 shares of common stock (the "Shares") was transferred to Sehee Lee, Chairman of the Board of Directors of U-Mind Club, Inc., for $275,000 which facilitated a change of control of the Company. The source of the cash consideration for the Shares was corporate funds from U-Mind Club, Inc. Effective upon the closing date of the SPA, Joshua Nadav resigned from his positions as President, CEO, CFO, Secretary, Treasurer, and Chairman of the Board of Directors and released the Company from all accounts payable and loans due to related parties. Further, effective as of the same closing date, Joshua Nadav appointed Sehee Lee as Chairman of the Board of Directors and Jae Yoon Chung as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of Orion Financial Group, Inc.

The historical financial information for the Company for the periods prior to August 31, 2017, relate to the prior business of the Company as Orion Financial Group, Inc., and management of the Company believes that such financial information will be of limited value to potential shareholders and the market because it relates to prior and discontinued businesses. The information is provided below.

Results of Operation
Comparison of the Year Ended December 31, 2016 to the Year Ended December 31, 2015

Revenues: There were no revenues for each period and no change from the prior year.

SG&A Expenses: SG&A Expenses for the year ended December 31, 2016 were $19,914, and $22,838 for the year ended December 31, 2015 which was a decrease of $2,924. This was primarily attributable to further decreased business activity in 2016.

Total Expenses: Total expenses for the year ended December 31, 2016 were $26,143, and $22,838 for the year ended December 31, 2015 which was an increase of $3,305. This was primarily attributable to decreased business activity in 2016 offset by 2016 interest expense on note conversions of $6,229.

Net Loss: We incurred a net loss of $26,143 for the year ended December 31, 2016, and a net loss for the year ended December 31, 2015 of $12,838, an increase of $13,305. As discussed above our net loss consisted on interest expense and normal operating expenses as discussed above for both periods

Liquidity and Capital Resources

As of December 31, 2016, we had cash and cash equivalents of $35. The following section provides a summary of our net cash flows from operating, investing, and financing activities. We have historically financed our operations primarily through net cash flow from operations and shareholder investment. It is expected to take longer than 12 months to reach a break-even position. The Company cannot make any guarantee that it will be successful in obtaining funding from any sources or any additional financing or that the terms will be favorable to the Company.

Net cash used by operating activities was $(11,739) from January 1, 2016 through December 31, 2016 which was primarily attributable to the operating loss.

Net cash flow from investing activities was $0 from January 1, 2016 through December 31, 2016.

Net cash flow from financing activities was $11.767 from January 1, 2016 through December 31, 2016.

Results of Operation

Comparison of the Year Ended December 31, 2015 to the Year Ended December 31, 2014

Revenues: There were no revenues for both periods, there was no change.

SG&A Expenses: SG&A Expenses for the year ended December 31, 2015 were $22,838, and $130,799 for the year ended December 31, 2014 which was a decrease of $107,961. This was primarily attributable to decreased business activity in 2015.

Total Expenses: Total expenses for the year ended December 31, 2015 were $22,838, and $130,799 for the year ended December 31, 2014, which was a decrease of $107,961. This was primarily attributable to decreased business activity in 2015.

Net Loss: We incurred a net loss of $22,838 for the year ended December 31, 2015, and a net loss for the year ended December 31, 2014, of $130,799, a decrease of $107,961. As with expenses our decrease was the direct result of decreased business activity due to lack of funding.

Liquidity and Capital Resources

As of December 31, 2015, we had cash and cash equivalents of $7. The following section provides a summary of our net cash flows from operating, investing, and financing activities. We have historically financed our operations primarily through net cash flow from operations and shareholder investment. It is expected to take longer than 12 months to reach a break-even position. The Company cannot make any guarantee that it will be successful in obtaining funding from any sources or any additional financing or that the terms will be favorable to the Company.

Net cash used by operating activities was $(8,867) from January 1, 2015 through December 31, 2015 which was primarily attributable to the operating loss.

Net cash flow from investing activities was $0 from January 1, 2015 through December 31, 2015.

Net cash flow from financing activities was $8,817 from January 1, 2015 through December 31, 2015.

Critical Accounting Policies

The Company's significant accounting policies are presented in the Company's notes to financial statements for the period ended December 31, 2016 which are contained in this filing. The significant accounting policies that are most critical and aid in fully understanding and evaluating the reported financial results include the following:

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Since the Company has have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Recent Accounting Pronouncements

As of and for the years ended December 31, 2016, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Going Concern

The factors described above, as well as the risk factors listed above raise substantial doubt about the Company's ability to continue as a going concern. The financial statements included in this report do not include any adjustments that might result from the outcome of this uncertainty.  Our plan with respect to this uncertainty is to focus on sales of our reagent products and completing strategic acquisitions and business combinations, and to raise capital through the offer and sale of our equity securities.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts.  Likewise, there can be no assurance that the Company will be successful in raising additional capital from the sale of equity or debt securities.  If the Company is unable to increase revenues or obtain additional financing, it will be unable to continue the development of its products and would likely cease operations.

PROPERTY

As of the date of this Prospectus, the Company owned no properties.

The Company has a combined headquarters and sales office in Los Angeles, California. The office space is approximately 2,500 square feet, and the monthly rent is about $4,400.

LEGAL PROCEEDINGS

As of the date of this Prospectus, the Company was not involved in any legal proceedings which management believes will have a material effect upon the financial condition of the Company, nor are any such material legal proceedings anticipated.

Management is not aware of any contemplated legal or regulatory proceeding by a governmental authority in which we may be involved.

MANAGEMENT

Executive Officers and Directors

The table below sets forth information about our directors and executive officers as of the date of this Current Report.

Name	Age	Position

Jae Yoon Chung	31	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Director

Sehee (Kevin) Lee	55	Chairman of the Board of Directors

Junsik Lim	48	Chairman of the Field Executives

Victor Hyunjoon Park	55	Chairman of the Board of Ethics

The following is a summary of the biographical information about our officers and directors.

Jae Yoon Chung, Age 31, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Jae Yoon Chung is an entrepreneur and also serves as the Chief Executive Officer of U-Mind Club, Inc., an online marketplace designed with an artificial intelligence (AI) engine and e-commerce platform. Mr. Chung attended the University of California Los Angeles, and studied chemistry in 2009. In 2012, he studied at Le Cordon Bleu, the world's largest hospitality education institution with a focus on hospitality management, culinary arts, and gastronomy in Pasadena, California and worked at The Walt Disney Company at Walt Disney World in Orlando, Florida in 2013 and Disneyland in Anaheim, California until 2017.

Sehee Lee, Age 55, Chairman of the Board of Directors,

Sehee Lee graduated from Seoul National University in Seoul, South Korea with a BA degree in German Language and Literature. He began his career in international business in 1987 with Kolon International, Ltd. and during the early years of the Internet, he joined Solvit Media, Ltd. in 1994. Mr. Lee has extensive business experience in areas ranging from international trade, insurance, information technology, IP telephony, virtual life, and 3-D films. He has worked with major US insurance companies such as Metropolitan Life Insurance and established several corporations such as DVN, LLC (Digital Voice Network), Solvit Trade & Consulting, Inc. and inDSP, LLC (Digital Stereoscopic Pictures). He has managed firms in their marketing management and product strategy from its product life cycles; from concept, to development and maturity. As the Chairman of U-Mind Club, Inc., Mr. Lee has been engaged in developing virtual reality, e-commerce technology and artificial intelligence (AI) programs to provide consumer sub-consciousness behavior oriented commerce platforms.

Junsik Lim, Age 48, Chairman of the Field Executives

Junsik Lim, a financial expert, is a Korean National who lives in Japan, graduated from Komazawa University Graduate Division of Commerce in Japan in 1992 and has held the CEO and other financial and executive positions within several international companies. His careers have been made up with Koni International Co., Ltd. (Japan), as the Representative Director, until 2000 after his military service in Korea and 2 years of study in the United Kingdom and he joined to the new business unit of Samsung Japan Co., Ltd. and Japan e-Samsung Co., Ltd. In 2004, he was reappointed to the position of the Representative Director of Koni International Co., Ltd. (Japan) until 2008. He assumed offices as representative director for H & H Korea Co., Ltd. (Korea) and H & H Co., Ltd. (Japan) and appointed as a member of Board of Directors of SBI Mortgage Co., Ltd. (Japan) since that time.

Victor Hyunjoon Park, Age 55, Chairman of the Board of Ethics

Victor Park graduated as M Div., from Golden Gate Baptist Theological Seminary (Mill Valley, CA), as well as, Yonsei University and The Graduate School of Yonsei University. Since October 2000, he has served as Pastor for Korean Department of Berkland Baptist Church (Los Angeles, CA), Korean Department of Compass Fellowship Church (New York, NY) and he is now the Pastor for Faithful Korean Baptist Church (New York, NY) from 2013.

EXECUTIVE COMPENSATION

As of the date of this Prospectus, the Company had only one officer, Mr. Chung. As of the date of this Report, no officer or director had received any compensation. It is anticipated that Mr. Chung will be paid $4,500 per month, beginning in December 2017, once the Company has made arrangements for payroll and other services.  As of the date of this Prospectus, Mr. Chung did not have an employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Transactions with Related Parties

Mr. Lee and Mr. Chung previously worked together at U-Mind Club, Inc., a California corporation ("Club").  The business of Club was similar to that of the Company, but there was no merger between Club and the Company, nor did the Company acquire any assets from Club.

Mr. Lee recently invested funds into the Company in exchange for which the Company agreed to issue shares of the Company's common stock to him or his designees.  The stock purchase agreement was agreed to by Mr. Chung as a disinterested board member.

Director Independence

As of the date of this Prospectus, the Company's common stock was not traded on any stock exchange.  The Company anticipates seeking approval for trading of the Company's common stock on the OTC Markets, likely the OTC QB market. These systems do not impose standards relating to director independence or the makeup of committees with independent directors, or provide definitions of independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information furnished by current management and others, concerning the beneficial ownership of our common stock as of November 6, 2017, of (i) each person who is known to us to be the beneficial owner of more than five percent of our common stock; (ii) all directors and named executive officers; and (iii) our directors and executive officers as a group. The percentages below are based on a total of 203,999,991 shares outstanding as of January 1, 2018. The table below also reflects the holdings of Mr. Lee following the conclusion of the Distribution of the Shares covered by this Prospectus.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Prior to Distribution(1)	Percent of Class(1)	Amount and Nature of Beneficial Ownership Prior to Distribution	Percent of Class

Sehee (Kevin) Lee, Chairman	119,669,025	58.66%	113,728,625	55.75%

Jae Yoon Chung, President, CEO, CFO	1,000,000	0.49%	1,000,000	0.49%

Victor Hyunjoon Park	69,669,025	34.15%	69,669,025	34.15%

Named Executive Officers, Executive Officers, and Directors as a Group (2 Persons)	120,669,025	59.15%	114,728,625	56.24%

(1)
This table is based upon information supplied by officers, directors and principal stockholders and is believed to be accurate. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table. As of January 1, 2018, the Company had 203,999,991 shares outstanding.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of 255,000,000 shares of capital stock, of which 250,000,000 shares are common stock, $0.0001 par value per share and 5,000,000 are preferred shares, $0.0001 par value per share.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, $0.0001 par value per share. As of January 1, 2018, we had 203,999,991 shares of common stock issued and outstanding.

Each share of common stock has one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series A Preferred Stock

On April 30, 2014, the Company filed a certificate of designations of preferences, rights and limitations of Series A Preferred Stock with the Secretary of State of the State of Nevada and the number of shares so designated is nine (9), par value $0.001 and issued to the management team. The Series A Preferred Stock collectively had voting rights equal to eighty percent (80%) of the total current issued and outstanding shares of common stock. If at least one shares of Series A Preferred Stock was outstanding, the aggregate shares of Series A Preferred Stock would be convertible to a number of shares of common stock equal to four times the sum of the total number of shares of common stock issued and outstanding at the time of conversion. This effectively provided the holders of the Series A Preferred Stock voting control on all matters presented to the shareholders of the Company.  As of the date of this Current Report, no shares of Series A Preferred Stock remained outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent's address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is 212-828-8436.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under General Corporation Laws of Wyoming relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Wyoming. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

We are subject to the State of General Corporation Laws of Wyoming. In general, the statute prohibits a publicly held Wyoming corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Wyoming law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Kirton McConkie, P.C., Salt Lake City, Utah.

EXPERTS

Our financial statements for December 31, 2016 and 2015, and for December 31, 2015 and 2014, appearing in this prospectus and Registration Statement have been audited by DLL CPAS, LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Resignation of Independent Registered Public Accounting Firm.

On September 6, 2017, Debra L. Lindaman of DLL CPAs, LLC ("DLL") notified the Company that she was winding down her PCAOB firm for SEC audits. As a result, she resigned as the Company's independent registered public accounting firm of the Company. From August 10, 2017 (date of engagement) through to the date of this Current Report on Form 8-K, (1) there were no disagreements with DLL on any matter of accounting principles or practices, financial statement disclosure, or procedure, which, if not resolved to the satisfaction of DLL, would have caused DLL to make reference to the subject matter of the disagreements in connection with their report, and (2) there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

New Independent Registered Public Accounting Firm

On September 6, 2017, the Company engaged Michael Gillespie & Associates, PLLC. ("Gillespie") as our new independent principal accountant to audit the Company's financial statements and to perform reviews of interim financial statements. During the two most recent fiscal years ended December 31, 2015 and December 31, 2016 and during the subsequent interim period from January 1, 2017 through September 6, 2017, neither the Company nor anyone on its behalf consulted Gillespie regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Gillespie concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" or a "reportable event", each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

Prior Changes in Accountants

Resignation of MaloneBailey LLP

On June 1, 2017, MaloneBailey LLP ("Malone") resigned as independent registered public accountant of Orion Financial Group, Inc. The auditor report by Malone contained in the financial statements of the Company for the years ended December 31, 2013 and 2012, filed as part of the annual reports on Form 10-K for the year ending December 31, 2013, did not contain an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles, other than as related to the Company's ability to continue as a going concern. There had been no disagreements with Malone on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure from inception on March 26, 2012 to December 31, 2013, nor from December 31, 2013 through June 1, 2017, which disagreement(s), if not resolved to the satisfaction of Malone, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. However, the Company's management conducted an evaluation of the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on its evaluation, the Company's management concluded that our internal controls over financial reporting are not effective due to material weaknesses in areas covering impairment determination, revenue recognition and supervisory responsibilities.

In assessing the effectiveness of our internal control over financial reporting, management identified the following material weakness in internal control over financial reporting as of December 31, 2013:

·
Deficiencies in Segregation of Duties. The Chief Executive Officer and the Chief Financial Officer are actively involved in the preparation of the financial statements, and therefore cannot provide an independent review.

The 10-K did not include an attestation report of Malone regarding internal control over financial reporting. Management's report was not subject to the attestation by the Company's registered public accounting firm pursuant to temporary rules of the SEC that permit the Company to provide only management's report in this annual report.

Appointment of DLL CPAs

On August 10, 2017, the Company engaged DLL CPAs, LLC ("DLL") as our new independent principal accountant to audit the Company's financial statements and to perform reviews of interim financial statements. Neither the Company, nor anyone on its behalf has consulted DLL with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) any matter that was either the subject of a disagreement with MaloneBailey or a reportable event with respect to MaloneBailey; (iii) the type of audit opinion that might be rendered on the Company's financial statements, and none of the following was provided to the Company: (a) a written report, or (b) oral advice that DLL concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issue; or (iv) Any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.  The decision to engage DLL was approved by the Company's Board of Directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed this Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission, or SEC, for the shares of common stock of U-Mind Space, Inc., being distributed by Mr. Lee. The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the public reference facilities by contacting the SEC at 1-800-SEC-0330. Copies of such materials may be obtained at prescribed rates by writing to the SEC. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"). In accordance therewith, we file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the address set forth above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

You may also contact the Company at 3699 Wilshire Blvd. Suite, 1210, Los Angeles, CA 90010, or via telephone at 408-402-1573.

FINANCIAL STATEMENTS

Commencing at page F-1 are the audited financial statements for the Company for December 31, 2016 and 2015, and for December 31, 2015 and 2014, and the interim periods through September 30, 2017.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$3	*
Accounting fees and expenses	$20,000	*
Legal fees and expenses	$30,000	*
Miscellaneous	$5,000	*
Total	$55,003	*
*Estimated

In addition to these expenditures, the Company will pay the expenses associated with the distribution of the common stock, including the fees of our transfer agent.  Those expenses are estimated to be approximately $20,000.

Item 14.  Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Wyoming corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 15.  Recent Sales of Unregistered Securities

As noted above, on November 1, 2017, the Company sold 200,000,000 shares of the Company's common stock to Mr. Lee in exchange for the investment of $100,000 pursuant to a Stock Purchase Agreement (the "SPA").

The issuance of the Shares under the SPA was made in reliance on the private offering exemption of Section 4(a)(2) of the Securities Act and/or the private offering safe harbor provisions of Rule 506 of Regulation D based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) investment representations obtained from Mr. Lee, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities.

Item 16.   Exhibits

The following list describes the exhibits filed as part of this registration statement :

EXHIBIT
NUMBER	DESCRIPTION

3.1.1	Articles of Incorporation (1)

3.1.2	Articles of Amendment (2)

3.2	By-Laws (1)

5.1	Legal Opinion (to be submitted by amendment)

10.1	Stock Purchase Agreement between Joshua Nadav and U-Mind Club, Inc. (3)

10.2	Stock Purchase Agreement between Company and Sehee Lee (4)

10.3	Software Platform License Agreement (5)

10.4	Business Agreement with Dotin, LLC (5)

21	Subsidiaries of Registrant

23.1	Consent of DLL CPAS, LLC

23.2	Consent of MICHAEL GILLESPIE & ASSOCIATES, PLLC.

23.3	Consent of Counsel (included in Exhibit 5.1 hereto)

24	Power of Attorney (Included on page II-4)

99.1	List of Recipients and Shares

(1)	Filed as an Exhibit on Form S-1 filed with the Securities and Exchange Commission on November 27, 2012.

(2)	Filed as an Exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2017.

(3)	Filed as an Exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2017.

(4)	Filed as an Exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2017.

(5)	Filed as an Exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2017.

Item 17.   Undertakings

The undersigned registrant hereby undertakes to:

(1)        File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)        For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)        For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to the Rule 424;

2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)        For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration  statement or made in any document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement or amendment to be signed on its behalf by the undersigned, in Los Angeles, California, on January 3, 2018.

U-MIND SPACE, INC.

Date: January 3, 2018	By:	/s/ Jae Yoon Chung
Jae Yoon Chung, Chief Executive Officer (Principal Executive Officer)

	By:	/s/ Jae Yoon Chung
Jae Yoon Chung, Chief Financial Officer (Principal Accounting Officer, Principal Financial Officer)

   SIGNATURES AND POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sehee Lee as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-1 and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below:

/s/ Sehee Lee	January 3, 2018
Sehee Lee, Director Chairman of the Board	Date

/s/ Jae Yoon Chung	January 3, 2018
Jae Yoon Chung, Chief Executive Officer, Chief Financial Officer	Date
(Principal Executive Officer, Principal Accounting and
Financial Officer)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Orion Financial Group Inc.
San Jose, California

We have audited the accompanying balance sheets of Orion Financial Group, Inc. (the "Company") as of December 31, 2016 and 2015 and the related statements of expenses, changes in stockholders' equity, and cash flows for the year ended December 31, 2016 and 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the year ended December 31, 2016 and 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DLL CPAS, LLC

DLL CPAS
Savannah, GA

August 17, 2017

ORION FINANCIAL GROUP, INC.
BALANCE SHEETS

	31-Dec-16	31-Dec-15
	(Audited)	(Audited)
Assets
Current assets
Cash and Cash Equivalents	$35	$7
Total Current assets	35	7

Total Assets	$35	$7

Liabilities and Equity(Deficit)

Current liabilities
Accrued Expenses	$15,000	$15,000
Notes Payable - Related Party	15,603	65,650
Total Current Liabilities	30,603	80,650

Commitments and Contingencies - Note 6

ORION FINANCIAL GROUP, INC. Shareholders' Equity(Deficit)
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, 0 and 8, issued and outstanding 12/31/2016 & 12/31/2015, respectively.	0	0
Common Stock, $0.001 par value; 250,000,000 shares authorized, 158,199,356 and 113,087,913, issued and outstanding at 12/31/2016 & 12/31/2015, respectively.	158,199	113,088
Additional Paid in Capital	163,937	132,830
Accumulated Deficit	(352,704)	(326,561)
Total Equity(Deficit)	(30,568)	(80,643)
Total Liabilities and Equity(Deficit)	$35	$7

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF OPERATIONS

	For the Year Ended December 31,
	2016	2015
	(Audited)	(Audited)

Revenues	$0	$0

Operating Expenses	19,914	22,838

Net Income (Loss) from Operations	(19,914)	(22,838)

Other Income (Expenses)
Interest Expense	(6,229)	0

Net Income(Loss) from Operations Before Income Taxes	(26,143)	(22,838)

Tax Expense	0	0

Net Income(Loss)	$(26,143)	$(22,838)

Basic and Diluted Loss Per Share	$(0.0002)	$(0.0002)

Weighted average number of shares outstanding	126,758,635	107,382,647

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2016	2015
	(Audited)	(Audited)
Cash flows from operating activities:
Net income (loss)	$(26,143)	$(22,838)
Stock Issued as Compensation	236	2,478
Stock Issued as Compensation - related parties	14,168	11,493
Net cash used in operating activities	(11,739)	(8,867)

Cash flows from investing activities:
None	0	0
Net cash provided(used) by investing activities	0	0

Cash flows from financing activities:
Common stock issued	0	0
Proceeds from related party loans	11,767	8,817
Repayments to related party loans	0	0
Net cash provided(used) by financing activities	11,767	8,817

Increase in cash and equivalents	28	(50)

Cash and cash equivalents at beginning of period	7	57

Cash and cash equivalents at end of period	$35	$7

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF CASH FLOWS - CONTINUED

	For the Year Ended December 31,
	2016	2015
	(Audited)	(Audited)

SUPPLEMENTAL DISCLOSURE OFCASH FLOW INFORMATION

None	$0	$0

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Debt for equity exchange	$61,814	$0

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31 2016 AND 2015
"Audited"

	Preferred Stock	Preferred Stock	Common Stock	Common Stock	Contributed	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances December 31, 2014	8	0	99,116,715	99,117	132,830	(303,723)	(71,776)

Common issued for serices	0	0	13,971,200	13,971	0	0	13,971
Net Income 2015	0	0	0	0	0	(22,838)	(22,838)

Balances December 31, 2015	8	0	113,087,915	113,088	132,830	(326,561)	(80,643)

Common issued for services	0	0	14,404,450	14,404	0	0	14,404
Common exchanged for debt	0	0	30,706,991	30,707	31,107	0	61,814
Net Income 2016	0	0	0	0	0	(26,143)	(26,143)

Balances December 31, 2016	8	$0	158,199,356	$158,199	$163,937	$(352,704)	$(30,568)

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP INC.
(A Development Stage Company)

Note 1 - Organization And Nature of Business

Orion Financial Group Inc. (the "Company") was incorporated in the state of Wyoming on March 26, 2012 with an authorized capital of 100,000,000 shares, which was subsequently increased to 250,000,000 shares of common stock, par value of $0.001 per share. The Company's principal operations are now located in Mishol Hadkalim 14, Ramat, Jerusalem, Israel, 90900. The Company provides consulting to small public and private companies. The Company has selected December 31 as its fiscal year end.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States.

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Earnings per Share

The Company computes net earnings per share in accordance with ASC 260 "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability approach.   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Recent Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant effect on its financial statements.

Note 3 – Going Concern

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. If the Company is unable to obtain revenue producing contracts or financing, or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Note 4 – Equity

The Company has 250,000,000 shares of Voting Common Stock authorized at $0.001 par value. As of December 31, 2016, there were 158,999,356 shares outstanding. The Company also has authorized on April 17, 2014 5,000,000 of Series A Voting Preferred Shares issued with a par value of $0.001. These shares collective carry allocated voting rights between the outstanding shares equivalent to 80 percent of the common shares outstanding. There were 0 Series A Voting Preferred Shares outstanding as of December 31, 2016.

Note 5– Income Taxes

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes.

The Company did not have taxable income for the period from January 1, 2015 through December 31, 2016. The Company's deferred tax assets consisted of the following as of December 31:

	2016	2015

Net operating losses carried forward	$352,704	$316,561
Valuation allowance	(352,704)	(316,561)

Net deferred income tax asset	$0	$0

The Company has net operating losses carried forward of $352,704 available to offset taxable income in future years which begins expiring in 2023.

Note 6– Commitments and Contingencies

None.

Note 7– Related party transactions

During the years ended December 31, 2015 and 2016 there was $5,180 and $0paid for consulting services to our CEO at that time. As of December 31, 2016, $11,417 was due to related parties for services and expenses paid on behalf of the Company.

Shareholder loans to the company were $8,818 in the year ended December 2015, and $11,767 in the year ended December 2016. On September 9, 2016 $55,585 was converted into common stock along with $6,229 of accrued interest expense which was recorded at that time. Two notes totaling $4,046 was assigned and all remaining debt was assumed by our founder subsequently to December 31, 2016 as part of the change of control transaction.

Note 8 – Subsequent Events

On June 1, 2017, there was a change in control of the Company through a private share transaction. Details are provided on Form 8-K.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Orion Financial Group Inc.
San Jose, California

We have audited the accompanying balance sheets of Orion Financial Group, Inc. (the "Company") as of December 31, 2015 and 2014, and the related statements of expenses, changes in stockholders' equity, and cash flows for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014 and the results of its operations and its cash flows for the years ended December 31, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DLL CPAS, LLC

DLL CPAS
Savannah, GA

August 17, 2017

ORION FINANCIAL GROUP, INC.
BALANCE SHEETS

	31-Dec-15	31-Dec-14
	(Audited)	(Audited)
Assets
Current assets
Cash and Cash Equivalents	$7	$57
Total Current assets	7	57

Total Assets	$7	$57

Liabilities and Equity(Deficit)

Current liabilities
Accrued Expenses	$15,000	$15,000
Notes Payable - Related Party	65,650	56,833
Total Current Liabilities	80,650	71,833

Commitments and Contingencies - Note 6

ORION FINANCIAL GROUP, INC. Shareholders' Equity(Deficit)
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, 8 and 8 issued and outstanding 12/31/2015 & 12/31/2014, respectively.	0	0
Common Stock, $0.001 par value; 250,000,000 shares authorized, 113,087,915 and 99, 116, 715 issued and outstanding at 12/31/2015 & 12/31/2014, respectively.	113,088	99,117
Additional Paid in Capital	132,830	132,830
Accumulated Deficit	(326,561)	(303,723)
Total Equity(Deficit)	(80,643)	(71,776)
Total Liabilities and Equity(Deficit)	$7	$57

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF OPERATIONS

	For the Year Ended December 31,
	2015	2014
	(Audited)	(Audited)

Revenues	$0	$0

Operating Expenses	22,838	130,799

Net Income(Loss) from Operations	(22,838)	(130,799)

Other Income(Expenses)
Interest Expense	0	0

Net Income(Loss) from Operations Before Income Taxes	(22,838)	(130,799)

Tax Expense	0	0

Net Income(Loss)	$(22,838)	$(130,799)

Basic and Diluted Loss Per Share	$(0.0002)	(0.0015)

Weighted average number of shares outstanding	107,382,647	88,540,781

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2015	2014
	(Audited)	(Audited)
Cash flows from operating activities:
Net income (loss)	$(22,838)	$(130,799)
Stock Issued as Compensation	2,478	14,054
Stock Issued as Compensation - related parties	11,493	20,278
Net cash used in operating activities	(8,867)	(96,467)

Cash flows from investing activities:
None	0	0
Net cash provided(used) by investing activities	0	0

Cash flows from financing activities:
Common stock issued	0	54,798
Proceeds from related party loans	8,817	41,666
Repayments to related party loans	0	0
Net cash provided(used) by financing activities	8,817	96,464

Increase in cash and equivalents	(50)	(3)

Cash and cash equivalents at beginning of period	57	60

Cash and cash equivalents at end of period	$7	$57

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF CASH FLOWS - CONTINUED

	For the Year Ended December 31,
	2015	2014
	(Audited)	(Audited)

SUPPLEMENTAL DISCLOSURE OFCASH FLOW INFORMATION

None	$0	$0

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

None	$0	$0

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP, INC.
STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31  2015, AND 2014
"Audited"

	Preferred Stock	Preferred Stock	Common Stock	Common Stock	Contributed	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances January 1, 2014	0	0	62,128,395	62,128	80,689	(172,944)	(30,127)

Common issued for services	0	0	34,330,680	34,331	0	0	34,331
Preferred issued for services	8	0	0	0	8	0	8
Stock issued for cash	0	0	2,657,640	2,658	52,133	0	54,791
Net Income 2014	0	0	0	0	0	(130,779)	(130,779)
Balances December 31, 2014	8	0	99,116,715	99,117	132,830	(303,723)	(71,776)

Common issued for serices	0	0	13,971,200	13,971	0	0	13,971
Net Income 2015	0	0	0	0	0	(22,838)	(22,838)

Balances December 31, 2015	8	0	113,087,915	113,088	132,830	(326,561)	(80,643)

"The accompanying notes are an integral part of these financial statements"

ORION FINANCIAL GROUP INC.
(A Development Stage Company)

Note 1 - Organization And Nature of Business

Orion Financial Group Inc. (the "Company") was incorporated in the state of Wyoming on March 26, 2012 with an authorized capital of 100,000,000 shares, which was subsequently increased to 250,000,000 shares of common stock, par value of $0.001 per share. The Company's principal operations are now located in Mishol Hadkalim 14, Ramat, Jerusalem, Israel, 90900. The Company provides consulting to small public and private companies. The Company has selected December 31 as its fiscal year end.

On May 26, 2017, the Board of Directors appointed Joshua Nadav, to serve as Chairman of the Board of Directors of the Company effective immediately. In addition, on May 26, 2017, the Company accepted the resignation of Kenneth Green as the Company's President, CEO, Treasurer, Secretary and member of the Board of Directors effective the same date. Mr. Green's resignations did not arise from any disagreement on any matter relating to the Company's operations, policies, or practice, nor regarding the general direction of the Company. Additionally, on May 26, 2017, the Company accepted the resignation of Bob Bates as the Company's CFO, effective the same date. Mr. Bate's resignation did not arise from any disagreement on any matter relating to the Company's operations, policies, or practice, nor regarding the general direction of the Company.  Further, on May 3, 2017, Lincoln Ong the Company's CTO and Director resigned from the Company effective immediately and on May 4, 2017, Mark Corrao the Company's COO and resigned from the Company effective immediately. Neither of the aforementioned officers and directors resignations were from any disagreement on any matter relating to the Company's operations, policies, or practice, nor regarding the general direction of the Company.  Effective on May 26, 2017, the Company appointed Joshua Nadav to serve as President, CEO, CFO, Treasurer, Secretary and Chairman of the Board.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States.

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Earnings per Share

The Company computes net earnings per share in accordance with ASC 260 "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability approach.   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Recent Accounting Pronouncements
The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant effect on its financial statements.

Note 3 – Going Concern

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. If the Company is unable to obtain revenue producing contracts or financing, or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Note 4 – Equity

The Company has 250,000,000 shares of Voting Common Stock authorized at $0.001 par value. As of December 31, 2015, there were 138,087,915 shares outstanding. The Company also has authorized on April 17, 2014 5,000,000 of Series A Voting Preferred Shares issued with a par value of $0.001. These shares collective carry allocated voting rights between the outstanding shares equivalent to 80 percent of the common shares outstanding. There were 8 Series A Voting Preferred Shares outstanding as of December 31, 2015.

In 2014, the Company issued 2,657,640 shares for proceeds of $54,791 to non-accredited investors.

In 2014 the company issued 34,330,680 shares for services valued at its fair market value of $34,331.

In 2014 the company issued 9 shares of preferred stock for $9 in services. 1 share was cancelled later in the year.

Note 5– Income Taxes

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes.

The Company did not have taxable income for the period from January 1, 2015 through December 31, 2015. The Company's deferred tax assets consisted of the following as of December 31:

	2015	2014

Net operating losses carried forward	$326,561	$303,723
Valuation allowance	(326,561)	(303,723)

Net deferred income tax asset	$0	$0

The Company has net operating losses carried forward of $326,561 available to offset taxable income in future years which begins expiring in 2023.

Note 6– Commitments and Contingencies

None.

 Note 7– Related party transactions

During the years ended December 31, 2014 and 2015 there was $18,200 and $5,180 paid for consulting services to our CEO at that time. As of December 31, 2015, $65,650 was due to related parties for services and expenses paid on behalf of the Company.

Shareholder loans to the company were $41.666 in the year ended December 2014, and $8,818 in the year ended December 2015.

Note 8 – Subsequent Events

On June 1, 2017, there was a change in control of the Company through a private share transaction. Details are provided on Form 8-K.